UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

A. Schulman Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3550 West Market Street

Akron, Ohio 44333

November 8, 2012

To Our Stockholders:

You are cordially invited to attend our 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 13, 2012, at 10:00 a.m. local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Details of the business to be conducted at the Annual Meeting are provided in the attached notice of annual meeting and proxy statement. As a stockholder, you are being asked to vote on a number of important matters. First, we are asking you to elect eleven directors whose terms will expire at the annual meeting in 2013. Information regarding the proposed director nominees, each of whom is currently serving as a director, is located in the enclosed proxy statement. Second, we are asking you to ratify our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2013. Finally, we are asking you to consider and approve, on an advisory basis, the compensation of certain of our executive officers.

Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. In order to ensure your shares are represented, we urge you to execute and return the enclosed form of proxy, or to submit your proxy electronically through the Internet or by telephone promptly.

Sincerely,

JOSEPH M. GINGO

Chairman, President and Chief Executive Officer

3550 West Market Street

Akron, Ohio 44333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (“A. Schulman” or the “Company”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333, on Thursday, December 13, 2012, at 10:00 a.m. local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying proxy statement:

1.	the election of eleven directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

4.	the transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on October 19, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Your Board of Directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of PricewaterhouseCoopers LLP; and (iii) “FOR” approval of the compensation of the Company’s named executive officers.

By order of the Board of Directors,

DAVID C. MINC

Vice President, Chief Legal Officer and Secretary

Akron, Ohio

November 8, 2012

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed WHITE PROXY CARD in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of A. Schulman, Inc. common stock held through such brokerage firms. If your family has multiple accounts holding shares of A. Schulman, Inc. common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of the accompanying proxy statement or A. Schulman’s annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDERS MEETING TO BE HELD ON DECEMBER 13, 2012

The proxy statement, Form 10-K for the year ended August 31, 2012 and the 2012 Annual Report to Stockholders are available at www.proxydocs.com/shlm.

3550 West Market Street

Akron, Ohio 44333

PROXY STATEMENT

November 8, 2012

GENERAL INFORMATION

The accompanying proxy is being solicited by the Board of Directors (the “Board” or “Board of Directors”) of A. Schulman, Inc. (“A. Schulman” or the “Company,” although references to we, our and us also refer to A. Schulman) for use at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 13, 2012 at 10:00 a.m., local time, and any adjournments thereof. The mailing address of the Company’s principal executive offices is 3550 West Market Street, Akron, Ohio 44333. To obtain directions to attend the Annual Meeting, please contact us at (330) 666-3751. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about November 8, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and Where Will the Annual Meeting Be Held?

Our Annual Meeting will be held on Thursday, December 13, 2012, at 10:00 a.m., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Why Did I Receive These Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that the Company is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who May Vote at the Annual Meeting?

The Board of Directors has set October 19, 2012 as the “record date” for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on October 19, 2012, there were 29,297,796 shares of our common stock, $1.00 par value, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What Is the Difference Between Holding Shares as a “Stockholder Of Record” and as a “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. We have sent these proxy materials directly to all “stockholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the stockholder of record for purposes of voting such shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common stock held in your account by following the voting instructions the organization provides to you.

How Do I Vote?

Stockholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	by completing the accompanying proxy and returning it in the envelope provided,

•	by voting telephonically,

•	by voting electronically via the Internet, or

•	by attending the Annual Meeting and voting in person.

For the Annual Meeting, we are offering stockholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, stockholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:25 p.m., Eastern Time, on December 12, 2012.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 19, 2012 in order to vote in person.

How Will My Shares be Voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS,”

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” and

•	“FOR” the approval of the compensation of our named executive officers under “PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees and “FOR” Proposals Two and Three.

Can Other Matters be Decided at The Annual Meeting?

On the date that this proxy statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the persons appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with respect to the same shares,

•	the execution of a later casted Internet or telephone vote with respect to the same shares,

•	giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 19, 2012. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays the Cost of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of annual meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by our directors, officers and employees. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. We have engaged Georgeson, Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $7,500, plus reasonable distribution and mailing costs.

How Many Shares of Common Stock Must be Represented at the Annual Meeting in Order to Constitute a Quorum?

At least 14,648,899 shares of common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other stockholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter.

What are the Voting Requirements to Elect the Directors and to Approve the Other Proposals Discussed in this Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required

• PROPOSAL ONE — ELECTION OF DIRECTORS

•    We have adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and will have no effect other than to be counted for quorum purposes. Proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have the same effect as a vote against such nominees.

• PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•    The proposal to ratify the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved and will have no effect other than to be counted for quorum purposes. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and thus will have the same effect as a vote against Proposal Two.

• PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

•    The proposal to approve the resolution regarding the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved and will have no effect other than to be counted for quorum purposes. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and thus will have the same effect as a vote against Proposal Three.

When Must Stockholder Proposals for the 2013 Annual Meeting of Stockholders Be Submitted?

Any stockholder who intends to present a proposal at the annual meeting of stockholders in fiscal 2013 must deliver such proposal to our corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•

not later than July 11, 2013, if the proposal is submitted for inclusion in our proxy materials for the meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or

•

not earlier than August 15, 2013 and not later than September 14, 2013, if the proposal is submitted pursuant to our Amended and Restated By-Laws (the “By-Laws”). We reserve the right to exercise discretionary voting authority on such proposals if a stockholder has failed to submit their proposal within the designated time period.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent Company oversight.

Director Independence

Under the corporate governance listing standards of the NASDAQ Global Select Market (“NASDAQ”) and the Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”), a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that the directors and nominees named below, who are all the directors other than Mr. Gingo, are independent under applicable NASDAQ standards for the fiscal year ended August 31, 2012.

Eugene R. Allspach	Michael A. McManus, Jr.	Dr. Irvin D. Reid
Gregory T. Barmore	Lee D. Meyer	John B. Yasinsky
David G. Birney	James A. Mitarotonda
Howard R. Curd	Ernest J. Novak, Jr.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are available on the Company website at www.aschulman.com. The Corporate Governance Guidelines are intended to assure that director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of our management.

Board Committees

The Board of Directors has established the following standing committees: (i) Executive Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Nominating and Corporate Governance Committee; and (v) Strategic Committee.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling makes it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The Executive Committee consists of Messrs. Gingo, Mitarotonda and Yasinsky. The Executive Committee held one meeting during the 2012 fiscal year.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance principles advocated by the Commission and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Allspach, Curd, Meyer and Reid. The primary purposes of the Audit Committee are: (i) to assist the Board of Directors in fulfilling its responsibility to oversee our accounting and financial reporting processes, including the quality and integrity of our financial statements and other financial information we provide to any governmental or regulatory body, the public or certain other users thereof; (ii) to assist the Company in fulfilling our compliance with legal and regulatory requirements; (iii) to analyze and review the qualifications, independence and performance of, and our relationship with, our independent registered public accounting firm; (iv) to analyze and review the performance of Company systems of internal accounting and financial controls; (v) to analyze and review the effectiveness of Company processes of internal auditing; and (vi) to assist the Board in monitoring our independent registered public accounting firm in the annual independent audit of our financial statements and the effectiveness of our internal control over financial reporting. The functions performed by the Audit Committee include: (1) reviewing the financial statements with management and our independent registered public accounting firm before publication; (2) reviewing with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of our financial statements; (3) reviewing with the Chief Executive Officer and Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (4) overseeing our internal accounting and financial controls; (5) reviewing legal matters that may have a material impact on our financial statements or compliance policies; (6) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (7) considering the scope of non-audit services to be performed by our independent registered public accounting firm; (8) reviewing and approving in advance the annual audit plan and scope of work to be performed by the independent registered public accounting firm; (9) overseeing the appointment, compensation, retention and independence of the Company’s independent registered public accounting firm; (10) pre-approving all auditing services and permitted non-audit services to be performed by our independent registered public accounting firm; and (11) reviewing all related party transactions that are required to be reported under Item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees our compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, which requires that we establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. We believe that each member of the Audit Committee, as constituted, satisfies this requirement. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure: (i) that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); (ii) that our financial statements are presented in accordance with the accounting principles generally accepted in the United States (“GAAP”); or (iii) that our independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on our website at www.aschulman.com.

The Audit Committee held a total of eight meetings during the 2012 fiscal year. The Audit Committee reviewed with PricewaterhouseCoopers LLP and management our interim financial results prior to the filing of each of our Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit

Committee is “independent” as defined under Rule 5605(a)(2) and Rule 5605(c)(2)(A) of the NASDAQ listing standards. The Board has also determined that the Chair of the Audit Committee, Ernest J. Novak, Jr., is an “audit committee financial expert” as defined in regulations adopted by the Commission.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating our executive officers. The Compensation Committee consists of Messrs. Yasinsky (Chair), Barmore, Birney, Mitarotonda and Novak. The Compensation Committee has overall responsibility for executive succession planning, management development and approving and evaluating the incentive compensation plans, policies and programs of the Company. As set forth in the Compensation Committee’s Charter, the functions to be performed by the Compensation Committee include: (i) setting the salary and other compensation of the Chief Executive Officer and our other executive officers; (ii) reviewing Company incentive compensation pools prior to the annual determination of individual cash and equity-based incentive awards; (iii) approving all employment, change-in-control and severance agreements, as well as all annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs), which are proposed for executive officers and certain managers; (iv) periodically reviewing our compensation programs and policies to confirm their alignment with our annual and long-term goals and the interests of the stockholders; and (v) administering, implementing and interpreting our long-term incentive plans, which includes the ability to grant stock options, restricted stock, stock appreciation rights, performance incentives, and similar plans and arrangements. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee; provided, however, that such members must conduct business in accordance with the Compensation Committee Charter. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its Charter, the Compensation Committee has the authority to retain special counsel, compensation consultants and other experts as it deems appropriate, to carry out its functions and to approve the retention terms for any such counsel, consultants or experts. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s Charter, a copy of which is available on our website at www.aschulman.com and in the Compensation Discussion and Analysis section of this proxy statement beginning on page 19. The Compensation Committee held six meetings during the 2012 fiscal year. The Board has determined that each of the members of the Compensation Committee is “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of the Company, and there are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Relationship with Executive Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Pay Governance, LLC (“Pay Governance”) as its outside compensation consultant for fiscal 2012 to provide consulting services with respect to the Company’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding our executive compensation programs in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on our executive compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. Pay Governance did not provide the Company with any consulting services other than those required in the scope of its support of the Compensation Committee. During fiscal 2012, Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are: (i) to identify individuals qualified to become directors; (ii) to recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board to fill a vacancy; (iii) to recommend to the Board of Directors the composition and chairs of Board committees; (iv) to develop and recommend to the Board of Directors guidelines for effective corporate governance; and (v) to lead an annual review of the performance of the Board of Directors and each of its committees. The Nominating and Corporate Governance Committee consists of Messrs. Birney (Chair), Allspach, McManus and Reid. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s Charter, a copy of which is available on our website at www.aschulman.com. The Nominating and Corporate Governance Committee held four meetings during the 2012 fiscal year. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Director Nominations

In its role as the nominating body for the Board of Directors, the Nominating and Corporate Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of directors. In making its recommendations, the Nominating and Corporate Governance Committee considers a variety of factors, including, but not limited to:

•

whether the prospective candidate has demonstrated achievements in business, education or public service or otherwise possesses the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors;

•	whether the prospective candidate will contribute a range of skills and a diversity of perspectives to the Board;

•	whether the prospective candidate possesses the highest ethical standards, a strong sense of professionalism and is prepared to serve the interests of all stockholders; and

•	whether the prospective candidate has the ability and willingness to commit adequate time to Board and committee matters.

As listed above, diversity of viewpoints, background, experience and other demographics are a few of several criteria on which the Nominating and Corporate Governance Committee bases its evaluation of potential candidates for director positions. Although we do not have a specific diversity policy for director candidates, the inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Nominating and Corporate Governance Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

For those director candidates who are also Company employees, the Nominating and Corporate Governance Committee considers members of the executive management of the Company who have or are in the position to have a broad base of information about the Company and our business. The Board of Directors Candidate Guidelines are attached as Exhibit A to the Corporate Governance Guidelines, a copy of which is available on our website at www.aschulman.com. The Nominating and Corporate Governance Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nominees to stand for election as director those persons who are recommended in writing by any stockholder in accordance with the Procedures for Stockholders to Recommend Candidates for Directors (which are available on our website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Nominating and Corporate Governance Committee as a nominee for election as a director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. We may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

Strategic Committee

The primary functions of the Strategic Committee are to investigate and evaluate strategic alternatives available to the Company and to work with management on long-range strategic planning and identifying potential new business opportunities. A more complete description of these and other Strategic Committee functions is contained in the Strategic Committee Charter, which is available on our website at www.aschulman.com. The Strategic Committee consists of Messrs. Curd (Chair), Barmore, McManus, Meyer, Mitarotonda and Yasinsky. The Strategic Committee held four meetings during fiscal 2012.

Attendance at Meetings

There were nine meetings of the Board of Directors during fiscal 2012. All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with our Corporate Governance Guidelines, directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a director may not be able to attend a meeting). Directors are also encouraged to attend the Annual Meeting. All members of the Board of Directors attended the annual meeting of stockholders held on December 8, 2011.

Board Leadership and Lead Independent Director

Since his appointment as President and Chief Executive Officer in 2008, Joseph M. Gingo has served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Gingo is best situated to serve as Chairman based upon his significant Company leadership position and his in-depth familiarity with our business and industry. In addition, the Board of Directors believes that Mr. Gingo’s combined role as Chairman and Chief Executive Officer positions allow him to effectively identify our strategic priorities and lead Board discussions on the execution of Company strategy. While each of our non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Gingo’s Company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to our overall success. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer continues to promote our overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that the combined roles of Chairman and Chief Executive Officer are essential to overall strategic development, it also recognizes the importance of its responsibility to oversee Company management generally and to make performance, risk and compensation related decisions regarding management. To help appropriately balance the Board’s focus on strategic development with its management oversight responsibilities, the Board created the position of Lead Independent Director in 2005. John B. Yasinsky currently serves as our Lead Independent Director. In that role, he is responsible for presiding at all executive sessions of the Board of Directors, acting as an active liaison between management and our non-employee directors, and maintaining frequent contact with Mr. Gingo, to be advised on the progress of Board and committee meetings, and with individual non-employee directors, concerning recent Company developments. Through the role of an active, engaged Lead Independent Director, the Board of Directors believes that it is appropriately balancing its leadership structure between promoting strategic development and actively overseeing management. The Board of Directors also believes that this leadership structure has helped to create an environment of open and efficient communication with management which is consistent with the Company’s four guiding principles: Open, Honest, Listen and Accountable.

Board’s Role in Risk Oversight

Our Board of Directors has oversight responsibility of enterprise risk management (“ERM”), while management is primarily responsible for the day-to-day risk management processes. We face risks in a variety of areas including, but not limited to, strategy, operations, finance, legal, marketing, information technology, human resources, communications and procurement. In order to effectively identify, evaluate and manage our potential risks, the Board of Directors and management have jointly developed an extensive ERM program under which management, with Board oversight, has identified the primary risks facing our business, operations and strategy. As part of the risk identification process, management annually conducts interviews with our key business and functional leaders to help develop and identify risk action items. Thereafter, for each action item, the Board of Directors and management: (i) assign a specific prioritization level; (ii) identify ways to mitigate and manage such action item; and (iii) delegate responsibility to a particular unit or group for addressing each action item. As part of the ERM process, management regularly reports and discusses identified risk action items with the Board or a designated Board committee to which the Board has allocated responsibility to examine identified items arising in a specific committee’s area of responsibility. For example, the Compensation Committee is given responsibility for overseeing risk management with respect to our executive and non-executive compensation programs and practices, including incentive compensation, to help ensure that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on our Company. In addition, while the Board of Directors remains ultimately responsible for ERM oversight, the Board has delegated to the Strategic Committee the responsibility to assist in the Board’s review of management’s ERM process and to help ensure that risk responses are effectively implemented.

Code of Conduct

The Board of Directors has adopted a Global Code of Conduct applicable to our officers and employees and a Director Code of Conduct, each of which is available on our website at www.aschulman.com. To further assure compliance, we maintain a worldwide hotline that allows our employees to report confidentially any suspected violation of our Global Code of Conduct. We intend to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of our Global Code of Conduct that appy to our executive officers by posting such information on our website at www.aschulman.com.

Executive Sessions

Executive sessions of non-employee directors are regularly held at each meeting of the Board of Directors, including meetings during the 2012 fiscal year.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Chair of the Nominating and Corporate Governance Committee will in turn determine whether the communication should be forwarded to other members of the Board of Directors and, if so, forward them accordingly. However, for communications addressed to a particular member of the Board of Directors or the Chair of a particular committee, our Corporate Secretary will forward such communications directly to the Board member so addressed.

Certain Relationships and Related Transactions

Pursuant to the provisions of its Charter, the Audit Committee is charged with evaluating any transaction or series of transactions which involve the Company, a “related person” and the amount involved exceeds $120,000. According to the rules of the Commission, a “related person” is defined as a director, officer, nominee for director, or five percent stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Pursuant to the Audit Committee Charter, all related person transactions must be referred to the Audit Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. During fiscal 2012, no related person transactions were brought before the Audit Committee for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of the common stock to file reports of ownership and changes in ownership with the Commission. To our knowledge, based solely on a review of the copies of such forms received by the Company, the following transaction was not timely filed with respect to fiscal 2012: a disposition of shares of common stock by Derek Bristow, the Company’s General Manager and Chief Operating Officer – Asia.

PROPOSAL ONE — ELECTION OF DIRECTORS

In accordance with the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-Laws, the Board of Directors currently consists of 11 directors, all of which have a term expiring at the Annual Meeting. Our directors each serve for a one-year term and until a successor is duly elected and qualified, subject to the director’s earlier death, retirement or resignation. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the current 11 directors for re-election and to serve as directors with a term expiring at the 2013 annual meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless a stockholder requests that voting of that stockholder’s proxy be withheld for any one or more of the nominees for director in accordance with the instructions set forth on their proxy, it is presently intended that shares represented by proxies in the enclosed form will be voted for the election of each of the 11 director nominees. All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees.

We have adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum. Proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees and thus will have the same effect as a vote against such nominees.

The following sets forth information regarding each nominee for election as a director, including each individual’s age, principal occupation and business experience during the past five years. In addition, the following information provides the Nominating and Corporate Governance Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee. Information concerning each nominee is based in part on information received from the respective directors and in part from our Company records.

NOMINEES FOR ELECTION AS DIRECTORS

(Term Expiring in 2013)

Eugene R. Allspach, Age 65

Mr. Allspach has served as a director of A. Schulman since May 2010 and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Allspach currently serves as Senior Vice President, Corporate Development, for TPC Group, Inc. (“TPC”), a producer of specialty chemicals, a position he has held since September 2011. Previously, Mr. Allspach served as the President of E. R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, from 2003 to 2011. From 1997 to 2002, Mr. Allspach served as President and Chief Operating Officer for Equistar Chemicals, L.P., a petrochemical company, and held numerous executive level positions for its predecessor companies from 1982 to 1997. Mr. Allspach currently serves as a director of TPC and served as a director of ICO, Inc. (“ICO”) from 2008 until its acquisition by A. Schulman in May 2010. Mr. Allspach was initially appointed and first re-nominated to the Board of Directors pursuant to the terms and conditions of the 2010 merger agreement between A. Schulman and ICO. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Allspach developed through his more than 35 years of experience in executive management, business development, manufacturing, operations, marketing and process engineering in the petrochemicals industry, as well as his experience as a director of TPC and ICO, allow him to provide continued financial and industry expertise to the Board of Directors and has nominated him for re-election.

Gregory T. Barmore, Age 70

Mr. Barmore has served as a director of A. Schulman since May 2010 and is a member of the Compensation and Strategic Committees. Mr. Barmore is currently retired and serves as a director of Novation Companies, Inc., a specialty finance company, a position he has held since 1996. Previously, Mr. Barmore served as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held numerous executive level positions within the General Electric family of companies from 1966 to 1997. In addition, Mr. Barmore served as a director of ICO from 2004 until its acquisition by A. Schulman in May 2010 and served as Chairman of the ICO Board of Directors from 2005 until 2010. Mr. Barmore was initially appointed and first re-nominated to the Board of Directors pursuant to the terms and conditions of the 2010 merger agreement between A. Schulman and ICO. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Barmore has developed through his financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience, as well as his prior experience as a director of ICO, allow him to provide continued financial and business expertise to the Board of Directors and has nominated him for re-election.

David G. Birney, Age 69

Mr. Birney has served as a director of A. Schulman since 2006, is Chair of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. Mr. Birney is currently retired. Previously, Mr. Birney served as President and Chief Executive Officer of Solvay America, Inc., a subsidiary of Solvay S.A., an international industrial chemical group, and held numerous executive level positions within the Solvay Group from 1978 to 2006. From 2006 to 2011, Mr. Birney served as a director of Tronox Incorporated, a specialty chemical company. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Birney has developed through his experiences as a chief executive officer in the chemicals and plastics industry, public-company director experience, as well his prior service as a director of A. Schulman, including his exemplary service as Chair of the Nominating and Corporate Governance Committee, allow him to provide continued industry and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Howard R. Curd, Age 73

Mr. Curd has served as a director of A. Schulman since 2006, is Chair of the Strategic Committee and is a member of the Audit Committee. Since 2003, Mr. Curd has served as President and Chief Executive Officer of Uniroyal Engineered Products, LLC, a manufacturer of plastic vinyl coated fabrics. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Curd has developed through his leadership and business experiences in the plastics industry, as well as experience as a director of A. Schulman and his exemplary service as Chair of the Strategic Committee, allow him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

Joseph M. Gingo, Age 67

Mr. Gingo has served as Chairman, President and Chief Executive Officer of A. Schulman since 2008 and is a member of the Executive Committee. Previously, Mr. Gingo was employed at The Goodyear Tire & Rubber Company for more than 40 years. From June 2003 through December 2007, Mr. Gingo served as Executive Vice President, Quality Systems and Chief Technical Officer at the Goodyear Tire & Rubber Company. In this role, Mr. Gingo was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations. Prior to that, Mr. Gingo held numerous domestic and international leadership positions with The Goodyear Tire & Rubber Company. Mr. Gingo has served as a director of A. Schulman since 2000. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Gingo has developed through his extensive business and leadership experiences in the tire and rubber industry, as well as his significant leadership accomplishments with A. Schulman, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Michael A. McManus, Jr., Age 69

Mr. McManus has served as a director of A. Schulman since 2006 and is a member of the Strategic and Nominating and Corporate Governance Committees. Since 1999, Mr. McManus has served as President and Chief Executive Officer of Misonix, Inc., a medical device manufacturer. Previously, Mr. McManus held executive positions with New York Bancorp, Inc., Jamcor Pharmaceutical, Inc., Pfizer, Inc. and Revlon Corp. Mr. McManus currently serves as a director of Novavax, Inc. and Misonix, Inc. and, within the past five years, served as a director of American Home Mortgage Investment Corp. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. McManus has developed through his experiences as a chief executive officer, public-company director and his prior service as a director of A. Schulman, allow him to provide continued business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Lee D. Meyer, Age 63

Mr. Meyer has served as a director of A. Schulman since 2008 and is a member of the Audit and Strategic Committees. Since 2006, Mr. Meyer has acted as a consultant to various investment firms and to Ply Gem Industries, Inc., a building product manufacturer. Previously, Mr. Meyer served as President and Chief Executive Officer of Ply Gem Industries, Inc. from 2002 through 2006. Mr. Meyer currently serves as a director of Building Material Distributors, Inc., a private company, and, during the last five years, served as a director of PW Eagle, Inc. at the time of its acquisition by J-M Manufacturing Company in 2007. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Meyer has developed through his experiences as a chief executive officer and his consulting roles allow him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

James A. Mitarotonda, Age 58

Mr. Mitarotonda has served as a director of A. Schulman since 2005 and is a member of the Compensation, Strategic and Executive Committees. Since 1991, Mr. Mitarotonda has served as the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded. Mr. Mitarotonda currently serves as a director of The Pep Boys — Manny, Moe and Jack and Griffon Corporation and, during the past five years, served as a director of Ameron International Corporation, Sielox, Inc., Dynabazaar, Inc. and Gerber Scientific, Inc. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Mitarotonda has developed through his experiences as a chief executive officer, public-company director, his prior service as a director of A. Schulman, as well as his status as a significant stockholder, allow him to provide continued business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Ernest J. Novak, Jr., Age 67

Mr. Novak has served as a director of A. Schulman since 2003 and is Chair of the Audit Committee. Mr. Novak is currently retired and serves as a director of BorgWarner, Inc. and FirstEnergy Corp. Previously, Mr. Novak served in various positions at Ernst & Young LLP, an international public accounting firm, including as Coordinating Partner for large multinational clients, as a member of the firm’s International Service Delivery and Quality Committee, as Area Industry Leader for manufacturing and, for 17 years as the Managing Partner of various international offices. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Novak has developed through his educational background in accounting and his professional experiences in performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies, as well as his experience as a director of A. Schulman, including his exemplary service as Chairman of the Audit Committee, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Dr. Irvin D. Reid, Age 70

Dr. Reid has served as a director of A. Schulman since January 2009 and is a member of the Audit and Nominating and Corporate Governance Committees. Since 2008, Dr. Reid has served as President Emeritus and Eugene Applebaum Professor, Community Engagement, at Wayne State University, a research university located in Detroit, Michigan. Previously, Dr. Reid served as President of Wayne State University from 1997 to 2008. In addition, Dr. Reid previously served two terms on the Board of the Federal Reserve Bank of Chicago (Detroit Branch) from 2003 to 2004 and from 2005 to 2008. Dr. Reid currently serves as a director of The Pep Boys — Manny, Moe and Jack and Mack-Cali Realty Corporation, and within the past five years, served as a director of Handleman, Inc. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Dr. Reid has developed through his academic experience, his financial and regulatory expertise, as well as his public-company director experience, allow him to provide continued financial and business expertise to the Board of Directors and has nominated him for re-election.

John B. Yasinsky, Age 72

Mr. Yasinsky has served as a director of A. Schulman since 2000 and has served as the Company’s Lead Independent Director since 2008. Mr. Yasinsky is the Chair of the Compensation Committee and is a member of the Strategic and Executive Committees. Mr. Yasinsky is currently retired and is a director of CMS Energy Corporation and Consumers Energy Co. Previously, Mr. Yasinsky served as Chairman and Chief Executive Officer of Omnova Solutions, Inc., a manufacturer of decorative and building products and performance chemicals from 1999 to 2001. Prior to that, Mr. Yasinsky served as the Chairman and Chief Executive Officer of GenCorp, a technology-based manufacturer, from 1994 to 1999. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Yasinsky has developed through his chief executive leadership and business experiences, as well as his experience as a director of A. Schulman and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of October 19, 2012 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of common stock by each director and nominee, by each named executive officer employed by the Company on such date, by all directors and executive officers as a group, and by each person known by us to own 5% or more of our common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

Name(1)	Total Beneficial Ownership(2)(3)	Percent of Outstanding(4)
Directors, Executive Officers and Nominees
Joseph M. Gingo(5)	138,066	*
Joseph J. Levanduski(6)	22,955	*
Bernard Rzepka	17,548	*
Gustavo Pérez	11,746	*
David C. Minc	23,871	*
Eugene R. Allspach	12,544	*
Gregory T. Barmore	53,034	*
David G. Birney(7)	33,730	*
Howard R. Curd	26,825	*
Michael A. McManus, Jr.	21,896	*
Lee D. Meyer	15,730	*
James A. Mitarotonda(8)	393,721	1.33%
Ernest J. Novak, Jr.	27,930	*
Dr. Irvin D. Reid.	13,230	*
John B. Yasinsky	20,230	*
All Directors and executive officers as a group (21 persons)	919,371	3.14%

5% or Greater Stockholders
BlackRock Inc.(9) 40 East 52nd Street, New York, New York 10022	2,290,136	7.75%
Royce & Associates, LLC(10)	2,094,934	7.09%
745 Fifth Avenue, New York, NY 10151
Dimensional Fund Advisors LP(11)	2,088,381	7.07%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746
Franklin Resources, Inc.(12)	1,728,500	5.85%
One Franklin Parkway, Building 920, San Mateo, California 94403
LSV Asset Management(13)	1,687,460	5.74%
155 N. Wacker Drive, Suite 4600, Chicago, Illinois 60606
The Vanguard Group, Inc.(14)	1,610,512	5.48%
100 Vanguard Blvd., Malvern, Pennsylvania 19355

*	Less than 1%.

(1)	Unless otherwise noted, all directors and executive officers have the Company’s address: 3550 West Market Street, Akron, Ohio 44333.

(2)	Includes the following number of shares that are not owned, but can be purchased within 60 days upon the exercise of options granted under our 2002 Equity Incentive Plan and/or the Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”): 10,000 by Mr. Rzepka (15,835 by all directors and executive officers as a group).

(3)	Includes the following number of restricted shares of common stock awarded under our 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 45,421 by Mr. Gingo, 6,839 by Mr. Levanduski, 7,907 by Mr. Minc, and 75,686 by all directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose of, these restricted shares of common stock.

(4)	For all directors and executive officers, the percentage of class is based upon the sum of 29,297,796 shares of common stock outstanding on October 19, 2012 and the number of shares of common stock, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of October 19, 2012. For all entities that are listed as beneficial owners of 5% or more of the common stock, the percentage of class is based upon 29,297,796 shares of common stock outstanding on October 19, 2012.

(5)	Amount includes 17,500 shares held by the Linda L. Gingo Trust and 10,000 shares held by the Joseph M. Gingo Trust. Mr. Gingo has shared dispositive power with respect to shares held in the Linda L. Gingo Trust.

(6)	Amount includes 16,116 shares held by a trust for the benefit of Mr. Levanduski.

(7)	Shares are owned jointly by Mr. Birney and his spouse, with whom he has shared voting and dispositive power with respect to such shares.

(8)	Amount includes 373,491 shares of common stock held directly by Barington Companies Equity Partners, L.P. (“Barington”). Barington may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group L.P. (“Barington Capital”), which is the majority member of Barington Companies Investors, LLC (“Barington Investors”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(9)	As reported on a Schedule 13G/A filed on February 13, 2012.

(10)	As reported on a Schedule 13G/A filed on January 20, 2012.

(11)	As reported in a Schedule 13G/A filed with the Commission on February 14, 2012, Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of, with the sole power to vote or direct the voting of an aggregate of 2,050,218 shares of common stock, and the sole power to dispose or direct the disposition of an aggregate of 2,088,381 shares of common stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, as amended, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the common stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds and Dimensional disclaims beneficial ownership of such shares in its Schedule 13G/A.

(12)	As reported in a Schedule 13G filed with the Commission on February 10, 2012, Franklin Advisory Services, LLC (“Franklin Advisory”), is an investment company subsidiary of Franklin Resources, Inc. (“Franklin”), the beneficial owner of, with the sole power to vote or direct the voting of an aggregate of 1,647,000 shares of common stock, and the sole power to dispose or direct the disposition of an aggregate of 1,728,500 shares of common stock. According to the Schedule 13G, Charles B. Johnson and Rupert H. Johnson, Jr. (the “Principal Shareholders”) each own in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin. Franklin and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which Franklin subsidiaries such as Franklin Advisory provide investment management services. However, Franklin, the Principal Shareholders and Franklin Advisory disclaim any pecuniary interest and beneficial ownership in the shares of common stock reported in the Schedule 13G.

(13)	As reported on a Schedule 13G filed on February 8, 2012.

(14)	As reported on a Schedule 13G filed on February 7, 2012, The Vanguard Group, Inc. is the beneficial owner of 1,610,512 shares of common stock, with the sole power to vote or direct voting of 45,195 shares, the sole power to dispose or direct the disposition of 1,565,317 shares, and the shared power to dispose or to direct the disposition of 45,195 shares.

EQUITY COMPENSATION PLAN INFORMATION

The 2006 Incentive Plan and 2010 Value Creation Rewards Plan authorize the Company to issue common stock to our employees and non-employee directors in exchange for consideration in the form of goods or services. The 2010 Value Creation Rewards Plan currently authorizes A. Schulman to issue up to 1,375,000 shares of common stock to participants, although no awards are currently outstanding thereunder. The 2006 Incentive Plan authorized A. Schulman to issue up to 3,472,686 shares of common stock to participants. Certain stock option awards are also currently outstanding under our 2002 Equity Incentive Plan (collectively, with the 2006 Incentive Plan and the 2010 Value Creation Rewards Plan, the “Equity Plans”). Information, as of August 31, 2012, on outstanding awards under the Equity Plans are set forth in the table below:

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding, Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by security holders	1,097,698	(3)	$18.61	(4)	1,409,293
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	1,097,698		$18.61		1,409,293

(1)	The outstanding options do not have dividend equivalent rights and are not transferable for value.

(2)	Includes 34,293 shares available for future issuance under the 2006 Incentive Plan and 1,375,000 shares authorized in the 2010 Value Creation Rewards Plan.

(3)	Amount includes 1,010,743 performance shares and performance units granted pursuant to the 2006 Incentive Plan, the vesting of which is contingent upon corporate performance, which shall be measured by evaluating either: (i) the total shareholder returns (“TSR”) of our common stock relative to a peer group during the applicable performance period; (ii) our return on invested capital (“ROIC”) relative to a peer group during the applicable performance period; or (iii) the achievement of certain absolute ROIC targets by the Company during the applicable performance period.

(4)	The weighted average exercise price does not account for awards of performance shares or performance units, as described in footnote (3).

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the executive compensation philosophy and objectives of the Compensation Committee and the executive compensation programs of the Company. It also explains how compensation determinations were made in fiscal year 2012 for our named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to A. Schulman. For fiscal 2012, our named executive officers were:

Name	Title
Joseph M. Gingo	President, Chief Executive Officer and Chairman of the Board
Joseph J. Levanduski	Vice President, Chief Financial Officer and Treasurer
Bernard Rzepka	General Manager and Chief Operating Officer – EMEA
Gustavo Pérez	General Manager and Chief Operating Officer – Americas
David C. Minc	Vice President, Chief Legal Officer and Secretary

Executive Summary

Our fiscal 2012 results demonstrate the clear alignment between our financial performance and our executive compensation practices. Under the senior executive team’s leadership, our overall profitability improved significantly in fiscal 2012, but certain results did not achieve our demanding performance targets, so cash bonuses were lower than target levels under our objective pay-for-performance policy. For example, our corporate net income improved over 50%, from $41.0 million in fiscal 2011 to $64.4 million in fiscal 2012, but, because it still fell below our target performance goal of $70.8 million, cash bonuses based on that corporate metric were paid at only 57% of target. Operating income from our business segments in the Americas and in the Asia Pacific (“APAC”) also improved significantly in fiscal 2012, but operating income in our Europe, Middle East and Africa (“EMEA”) segment declined due to the challenging European economic conditions, so bonuses to executive officers in these segments reflected these respective performance levels. In our long-term equity incentive compensation program, none of our performance-based equity awards that we granted in 2009 vested in 2012 because our three-year TSR (the sole performance metric for our 2009 long-term equity awards) fell below the threshold vesting level of the 25th percentile of our peer S&P Specialty Chemicals Index companies. However, our financial results have produced significant recent returns for shareholders – our TSR for fiscal 2012 exceeded the 62nd percentile of these peers.

The direct linkage between our financial performance results and the performance-based compensation to our executive officers under our annual and long-term incentive programs is illustrated in the following tables.

Fiscal 2012 Annual Cash Bonus Plan Summary

Performance Metrics	Actual Results			2012 Target	2012 Payout %	2011 Total Payout %
	2011	2012	% Change
Corporate (CEO, CFO and CLO)
Net Income (In Millions U.S. $)	$41.0	$64.2	57%	$70.8	57.0%
Operating Income (In Millions U.S. $)	$81.2	$91.8	12%	$101.1	68.0%
Days of Working Capital	60	65	(7)%	66	113.0%

Total					71.5%	76.0%
EMEA (EMEA GM/COO)
Operating Income (In Millions Euros)	€62.4	€55.3	(12)%	€64.9	0.0%
Days of Working Capital	67	62	7%	63	113.0%

Total					43.0%	119.0%
Americas (Americas GM/COO)
Operating Income (In Millions U.S. $)	$17.7	$29.3	65%	$27.9	125.0%
Days of Working Capital	70	68	3%	66	0.0%

Total					82.9%	0.0%
APAC (APAC GM/COO)(1)
Operating Income (In Millions U.S. $)	$4.4	$10.5	141%	$7.1	200.0%
Days of Working Capital	96	87	9%	91	151.0%

Total					150.6%	0.0%

1 Information for the APAC aspect of our annual bonus plan is provided to further illustrate our pay for performance alignment, even though no named executive officer’s 2012 bonus reported in this proxy was determined with respect to financial performance in our APAC segment.

Fiscal 2012 Long-Term Incentive Plan Summary

			2009-2012 Performance Period
Performance Metrics	2012 Performance		Target		Actual	Percentage Vested in 2012
Total Shareholder Return Percentile(1)	62	nd	50	th	21st	0%
Consolidated Corporate ROIC(2)	7.4%		N/A	(2)	N/A(2)	N/A	(2)

(1)	As compared to peer companies in the S&P Specialty Chemicals Index.
(2)

ROIC-based long-term performance equity awards were first awarded in January 2010, so the first three-year performance period will not occur until January 2013, although our ROIC is on a trend to meet the threshold vesting target of 11%.

The foregoing financial presentation includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on the Company’s Form 8-K as filed with the Commission on October 24, 2012. In addition, the results reported above and elsewhere in this proxy statement convert all foreign currencies at an exchange rate that is determined at the time the Company’s budget is adopted, and we do not adjust that exchange rate throughout the year. By keeping the exchange rate for foreign currencies fixed based upon our budget, the Compensation Committee believes that the reported results reflect management’s actual performance without interference from fluctuations in foreign currency exchange rates which might otherwise positively or negatively affect reported results. In addition, the days of working capital numbers are a 12 month average as opposed to the number as of the fiscal year end.

Summary of Significant Compensation Actions in 2012

Each year we evaluate all of our executive compensation programs, policies and payouts. In fiscal 2012, we concluded that our overall compensation structure continues to align with our pay-for-performance philosophy and promotes long-term shareholder value. However, we took the following significant actions and modifications to further enhance our compensation structure:

•	increased the weight of the corporate net income metric of our annual cash bonus plan from 40% to 50% to emphasize bottom-line profitability;

•

revised the “circuit breaker” in our cash bonus plan to require that our EBITDA (less bonus accruals) exceeds our finance costs (interest and dividend expenses) before we pay any income-based incentives;

•

enhanced the performance orientation of our long-term incentives by increasing the proportion of our performance-based awards to 75% of all long-term equity awards, leaving only 25% service-based long-term equity awards;

•	changed the nature of the vesting of our service-based awards to three-year cliff vesting from three-year ratable vesting to support executive retention;

•

retained a “circuit breaker” for our relative TSR-based performance awards – if our TSR is negative, it must exceed the peer group’s 50th percentile for threshold vesting (instead of the 25th percentile for positive TSR) and the amount of awards that vest are reduced by 50%;

•	maintained the target values of our long-term equity incentive awards even though they fell below our objective to provide market median target values;

•

increased the number of performance-based long-term incentive shares earnable at maximum results in order to ameliorate the shortfall in target award values and to emphasize the benefits of achieving maximum ROIC goals and producing TSR that equals or exceeds the 75th percentile of peer S&P Specialty Chemical companies;

•	did not enter into any employment or change-in-control agreements that included excise tax gross-ups and did not increase the number of executives covered by such arrangements;

•	mandated that our executive officers and directors hold 100% of after-tax shares earned from any equity awards until stock ownership guideline levels are met;

•

required executive officers and directors who are not making timely progress to satisfy their stock ownership guideline levels to purchase common stock with 50% of their annual cash bonuses or director fees, after taxes; and

•

adopted an Executives and Directors Stock Ownership Guidelines Compliance Program to provide executive officers and directors with a convenient method to purchase our stock at fair market value with after-tax bonus payments or director retainer fees, as an efficient means of complying with our mandatory purchase requirement.

Summary of Strategic Initiatives in 2012

We are sharply focused on matters affecting financial performance that are within our management’s control but we also remain committed to investing in our future through internal growth initiatives. We drive financial performance by optimizing pricing and sourcing and applying continuous improvement to our operations. Organic growth initiatives include cross-selling new and/or existing products into new geographies, new product development, adjacent market exploration and sales linkage. Innovation is critical to achieving our strategic goals and we announced the opening of two global innovation centers in Germany and Mexico. These centers will enable us to partner with our customers to undertake research and development activities that are mutually beneficial.

We also continued to pursue profitable growth through the following strategic acquisitions, joint ventures and divestitures:

•

Elian (January 2012 acquisition) - a leading global producer of highly specialized color masterbatch products based in Oyonnax, France. Key markets include healthcare, cosmetics, pipes & tubing and personal hygiene.

•

NATPET-Schulman Engineering Plastic Compounds (June 2012 announcement) - a 50/50 joint venture, based in Saudi Arabia, that will build a state-of-the-art manufacturing facility to produce and globally sell polypropylene compounds by the end of calendar-year 2014. This joint venture will serve a broad range of customers in the Middle East, Africa and India.

•

ECM Plastics, Inc. (September 2012 acquisition) - a leading producer of custom color, specialty additive masterbatch and niche engineered plastics products based in Worcester, Massachusetts. Key markets include personal care and cosmetics.

•

Our Bellevue, Ohio, facility (November 2012 divestiture) will be sold to Mitsubishi Chemical Performance Polymers. This sale will mark the completion of our transformation from our legacy plants that primarily served the volume automotive market.

Compensation Philosophy and Objectives

In determining the amount and composition of our executive compensation, the primary goal of the Compensation Committee is to provide a pay for performance compensation program that will enable us to: (i) attract and retain talented executives; (ii) reward outstanding individual and corporate performance; and (iii) align the interests of our executive officers to the interests of our stockholders, with the ultimate goal of improving long-term stockholder value. The Compensation Committee’s overall pay strategy is to provide a median market compensation opportunity for our named executive officers at their targeted performance levels. The Compensation Committee attempts to align executive compensation with stockholders’ long-term interests through the use of performance-based, at-risk compensation components for a significant portion of each named executive officer’s total compensation. Additionally, the Compensation Committee seeks to achieve executive retention through a balance of pay mix and long-term equity vehicles. In order to emphasize pay that is dependent on performance and aligned with stockholder interests, we have adopted the following pay strategies:

•	Position base salaries at the 50th percentile of peer market levels;

•	Provide a median target annual incentive opportunity with upside and downside leverage depending on actual corporate and personal performance; and

•

Position long-term incentive target opportunities at the 50th percentile of peer market levels, with 75% of awards subject to performance-based vesting, in order to enhance alignment with long-term stockholder interests.

In determining actual compensation levels for our named executive officers, the Compensation Committee considers all elements of the compensation program in total and also evaluates whether individual elements reflect current market practices and our stated compensation philosophy. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities to our named executive officers, mindful of our industry, relative size and performance, allows us to maintain a stable, successful executive management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element thereof, at any time. It has been the practice of the Compensation Committee to discuss its compensation determinations with respect to our Chief Executive Officer with the full Board of Directors and to have the full Board (other than the CEO) approve such decisions. The Board of Directors has the discretion to adjust certain elements of our executive compensation program outside of the Compensation Committee’s recommendations, but it did not exercise such discretion during fiscal year 2012.

Compensation Committee Governance

The compensation program for our named executive officers is overseen by our Compensation Committee. Compensation Committee members are appointed by the Board of Directors and meet the independence and other requirements of NASDAQ and other applicable laws and regulations. As described on page 7 this proxy statement, the duties of the Compensation Committee include, among other things: (i) determining base salary levels and bonuses for our named executive officers; (ii) approving the design and award of all other elements of our executive compensation program; (iii) evaluating the performance of our named executive officers; (iv) executive officer succession planning; and (v) addressing other matters related to executive compensation. The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings. The members of the Compensation Committee and the Committee’s specific functions are described in further detail on page 7 of this proxy statement and the Compensation Committee Charter is posted at www.aschulman.com.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee retained Pay Governance as its outside compensation consultant for fiscal 2012 to provide consulting services with respect to A. Schulman’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding compensation programs for the Company’s executive officers and directors in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on the Company’s compensation programs. In this role, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing their opinions with respect to the design and implementation of current or proposed compensation elements and programs. Pay Governance did not provide the Company with any consulting services other than those required in the scope of its support of the Compensation Committee. Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation appropriate and in our best interests. Additionally, pursuant to its charter, the Compensation Committee may delegate to the Chief Executive Officer, or other executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. During fiscal 2012, the Compensation Committee made no subcommittee delegations.

Setting Executive Compensation

At its first several regularly scheduled meetings of each fiscal year, the Compensation Committee: (i) evaluates the performance of the Chief Executive Officer for the prior fiscal year; (ii) reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers for the prior fiscal year; (iii) determines whether our named executive officers will receive bonuses for the prior fiscal year based on the Company’s financial performance relative to the objective targets and their respective individual performance relative to individual goals; (iv) establishes the components and levels of named executive officer compensation for the upcoming fiscal year (including base salary levels and annual incentive plan metrics, objectives and allocations); and (v) reviews and approves the structure, performance criteria and allocations for annual grants to named executive officers under our long-term equity incentive plan. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our Chief Executive Officer, the

Vice President, Global Human Resources, and other executive officers on various matters relating to executive compensation. However, the Compensation Committee makes all final determinations regarding compensation programs for the named executive officers and, with respect to the Chief Executive Officer, seeks ratification of its decisions by the full Board of Directors.

Peer Group Analysis

2012 Peer Group Comparisons

To assist the Compensation Committee in making compensation decisions, Pay Governance provided the Compensation Committee with competitive market data in fiscal year 2012 comparing our executive compensation practices to those of a specific group of comparison companies and compensation surveys. The peer group used for compensation comparison purposes is generally comprised of specialty chemical companies but also includes similarly-sized companies with common industries and/or common primary end use markets, companies within our geographic footprint and companies with a similar international presence. The Compensation Committee annually reviews the selection of the peer group companies used for compensation comparisons but undertakes a thorough re-evaluation of the peer group composition every two or three years to remain diligent in determining the composition of the peer group while promoting consistency in data used for comparative compensation analyses. The Compensation Committee last conducted an extensive analysis of the compensation peer group composition during fiscal year 2011. It used multiple factors to evaluate then current peer companies and to identify and select potential new peer companies, including the following: (i) industry and business fit; (ii) size factors (e.g., revenues, assets, capital, employees and market capitalization); (iii) profitability factors (e.g., product margins and returns on assets, equity and capital); (iv) growth factors (e.g., revenue and operating profit); and (v) similarity of international presence. For fiscal year 2012, the Compensation Committee reviewed and confirmed that the following 16 peer group companies continued to be appropriate for pay benchmarking purposes, although two companies that had been included in the 2011 fiscal year peer group, Arch Chemicals, Inc. and Solutia, Inc., were eliminated due to acquisitions (the “2012 Peer Group”):

Cabot Corporation	Minerals Technologies Inc.	Rockwood Holdings, Inc.
Cytec Industries, Inc.	NewMarket Corporation	Sensient Technologies Corporation
Ferro Corporation	OM Group, Inc.	Spartech Corporation
Georgia Gulf Corporation	Omnova Solutions Inc.	Stepan Company
Hexcel Corporation	PolyOne Company	Westlake Chemical Corporation
H.B. Fuller Co.

In addition to using peer group data, the Compensation Committee reviewed general compensation survey data to help ensure that our executive compensation programs, as a whole, are competitive. For fiscal 2012, the compensation survey data consisted of U.S.-based manufacturing companies of a comparable size to our business. For fiscal 2012, the Compensation Committee’s general approach was to target executive officer pay opportunities at the median of the 2012 Peer Group and the compensation survey data.

Components of Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	Base Salaries,
•	Annual Bonuses,
•	Long-term Incentives, and
•	Retirement and other Benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components and attempts to establish an appropriate balance between base and incentive compensation, cash and non-cash compensation, and short-term and long-term compensation, although the Committee does not have a target mix of salaries, annual bonuses and long-term incentive compensation levels.

In addition, the Compensation Committee annually reviews the upcoming total compensation opportunity for our executive officers as well as the compensation actually realized for the prior year, taking into account bonus payouts and vesting or forfeiture of long-term incentive awards. The Compensation Committee attempts to position each executive’s total compensation opportunity near our peer market median in order to provide each executive officer with a competitive compensation opportunity and properly focus them on both our near-term and long-term success. Each year, the Compensation Committee requests Pay Governance to compare the total direct compensation opportunity (i.e., base salary + annual cash bonus target + estimated value of our long-term equity incentive grants) of our executive officers to the total compensation opportunities provided by our peer group, and to provide a similar comparison of realizable compensation, in order to help the Committee evaluate its compensation determinations for the upcoming fiscal year. It is the opinion of the Compensation Committee that it is important to evaluate our executive compensation program vis-à-vis our peers in order to determine potential modifications based upon our compensation philosophy.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with us and for their performance in those roles. The Compensation Committee annually reviews and approves each named executive officer’s base salary. Base salaries for executive officers are determined initially by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge, and by considering internal equity issues and external pay practices. Determinations of base salary adjustments are driven primarily by competitive positioning and profitability, with the stated goal of maintaining executive officer salaries at or near the 50th percentile of market levels. For fiscal 2012, the base salary for each of our named executive officers is provided in the Salary column of the Summary Compensation Table located on page 37 of this proxy statement.

In fiscal 2012, the Compensation Committee continued to implement our base salary positioning philosophy of attempting to position our executive’s base salaries at or near the 50th percentile of our peers, which is also our target for all of our employees. Based on data presented to the Compensation Committee by Pay Governance, the Compensation Committee determined that collectively the base salaries of our named executive officers were within approximately 10% of peer market median levels, although certain individuals were nearer the 25th percentile of peer compensation levels. Consequently, at the beginning of our 2012 fiscal year, we awarded moderate base salary increases to our named executive officers generally consistent with the same 2.8% merit increase pool approved for all employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) significant misalignment with peer market median, or (iii) local laws applicable to certain international executives. During fiscal year 2012, there was only one such adjustment which was for Mr. Levanduski, who received a base salary increase of approximately 5% in June 2012 to improve alignment toward the market median for chief financial officers in our 2012 Peer Group. After this increase, base salaries continued to approximate market median salary levels of both our peer group and the broader marketplace of other similarly-sized companies.

In targeting our base salaries at the 50th percentile, the Compensation Committee believes that we are able to properly motivate our executive officers and fulfill our goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership with us and are provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy and that a majority of our executive compensation structure should be comprised of at-risk components.

Annual Cash Bonuses

Our annual incentive compensation plan, also referred to as our annual bonus program, promotes our pay-for-performance philosophy by providing our named executive officers with direct financial incentives in the form of annual cash bonuses based on our current financial performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming fiscal year and to motivate our management team to achieve these goals. The annual bonus program is designed to reward our named executive officers for the achievement of objective corporate performance targets that the Compensation Committee believes align with the interests of our stockholders. The Compensation Committee seeks to provide each named executive officer with an annual bonus opportunity within +/- 15% of our peer market median. For fiscal 2012, our target bonus opportunities generally were within this range, although the initial target bonus level for our Chief Financial Officer fell below this range because his base salary was below the target range. As a result of the increase in his base salary, however, Mr. Levanduski’s adjusted target bonus fell within the desired range.

2012 Bonus Targets

For fiscal 2012, the Compensation Committee established the target bonus levels (expressed as a percentage of base salary) for each of the named executive officers and established that each executive’s total bonus opportunity would be based upon the achievement of certain objective performance metrics. For fiscal 2012, the Board of Directors approved the following target bonus opportunities for each named executive officer:

Named Executive Officer	2012 Target Bonus Opportunity (as a % of base salary)
Joseph M. Gingo	100%
Joseph J. Levanduski	50%
Bernard Rzepka	50%
Gustavo Pérez	50%
David C. Minc	50%

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, and maximum performance goal levels. In selecting performance metrics for fiscal 2012, the Compensation Committee sought to establish corporate performance metrics that focused the named executive officers on key drivers of stockholder value and emphasized both our short and long term financial and strategic goals. Under these objectives, the Compensation Committee established the following corporate performance metrics for fiscal 2012: (i) net income; (ii) operating income; and (iii) days of working capital (excluding, in each case, certain unusual, one-time in nature items). For Messrs. Gingo, Levanduski and Minc, the Compensation Committee determined that each of their respective annual bonus opportunities would be measured by the Company’s consolidated worldwide operations. For Mr. Rzepka, the Compensation Committee established that his annual bonus opportunity would be based upon the Company’s consolidated worldwide operating income and the performance of its EMEA segment. For Mr. Pérez, the Compensation Committee established that his annual bonus opportunity would be based upon the Company’s consolidated worldwide operating income and the performance of its Americas segment. For each performance metric, the Compensation Committee established the following weighting for each of the named executive officers:

Named Executive Officer	Worldwide Net Income	Worldwide Operating Income	Worldwide Days of Working Capital
Joseph M. Gingo	50%	30%	20%
Joseph J. Levanduski	50%	30%	20%
David C. Minc	50%	30%	20%

	Worldwide Operating Income	EMEA Operating Income	EMEA Days of Working Capital
Bernard Rzepka	30%	50%	20%

	Worldwide Operating Income	Americas Operating Income	Americas Days of Working Capital
Gustavo Pérez	30%	50%	20%

As described further under 2012 Corporate Performance immediately below, Mr. Gingo retains authority to adjust award payouts for all directly reporting executive officers based on his assessment of individual performance relative to performance objectives established at the beginning of each fiscal year, up to 200% of the target bonus amount for extraordinary individual contributions, or down to $0 if the individual’s performance significantly falls below expectations. Potential bonus awards for each named executive officer in fiscal year 2012, as measured by reference to threshold, target and maximum percentages of salary, are disclosed in greater detail in the Grants of Plan-Based Awards table located on page 38.

2012 Corporate Performance

For fiscal 2012, we utilized our budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a bonus at the targeted award level. Achieving the threshold performance levels yields a payout of 50% of target. The maximum bonus level for consolidated corporate (worldwide) performance was established based on approximately 120% of the budget and yields a payout of 200% of target. The corporate (worldwide) net income and operating income targets were based on the amounts included in the Company’s 2012 budget. In addition, there is a pre-defined list of nonrecurring items, e.g., major restructuring costs approved by the Board which may result in adjustments to reported results because the Compensation Committee believes that such items are generally not reflective of management’s performance. No such adjustments were made in 2012. In addition, with respect to the actual results reported below, the exchange ratios of all foreign currencies are fixed at the time the budget is adopted and are held constant throughout the year. As a result, the Compensation Committee believes that the reported results are better reflective of management’s actual performance and are not negatively (or positively) influenced by fluctuations in foreign currency exchange ratios. The Compensation Committee believes that its targets are challenging but achievable with successful management performance.

2012 Performance Goals — Consolidated Worldwide (In Millions of U.S. Dollars)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Net Income	$63.2	$70.8	$86.0	$64.2	57%
Operating Income	$86.6	$101.1	$130.1	$91.8	68%
Days of Working Capital	67	66	58	65	113%

2012 Performance Goals — EMEA Business Segment (In Millions of Euros)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	€58.5	€64.9	€77.8	€55.3	0%
Days of Working Capital	64	63	55	62	113%

2012 Performance Goals — Americas Business Segment (In Millions of U.S. Dollars)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	$25.2	$27.9	$33.5	$29.3	125%
Days of Working Capital	67	66	58	68	0%

Based upon our 2012 consolidated worldwide, EMEA and Americas segment performance, Messrs. Gingo, Levanduski and Minc each earned approximately 71.5% of their total target bonus opportunity, Mr. Rzepka earned approximately 43.0% and Mr. Pérez earned approximately 82.9%.

In addition to the formulaic parameters, for all directly reporting executive officers, Mr. Gingo has been granted the discretion by the Compensation Committee to recommend increases or decreases in annual bonus awards based on an executive’s individual performance during the fiscal year. Specifically, Mr. Gingo may adjust annual bonus payouts for all directly reporting executive officers down to $0 or up to 200% of their target award based on individual performance relative to personal objectives established at the beginning of the fiscal year and desired behaviors. However, the total amount of all bonus payments, including all discretionary adjustments, cannot exceed the total amount determined by application of our objective performance metrics. It is the Compensation Committee’s opinion that this limited discretionary flexibility in administering the annual bonus plan is critical to help reward exceptional individual efforts that are not otherwise captured by formulaic application of the bonus plan, and thereby help retain the continued commitment of key performers, or to reduce payments to executive officers who individually (or whose area of responsibility) underperformed, regardless of the formulaic bonus plan payouts. In making any such recommendations, Mr. Gingo objectively and subjectively evaluates each executive officer based on a number of factors, including but not limited to individual performance in the executive’s specific areas of responsibility and strengths in management and leadership. For 2012, Mr. Gingo did not recommend any such adjustments. The payments made to our named executive officers under our annual bonus program for fiscal year 2012 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page 37 of this proxy statement.

Circuit Breaker

The Compensation Committee determined to include a circuit breaker in the annual incentive plan for fiscal 2012. Specifically, upon review of the structure of the 2012 bonus plan, and in conjunction with recommendations provided by Pay Governance, the Compensation Committee determined that for fiscal 2012 the annual bonus plan would include a circuit breaker that requires our EBITDA (less bonus accruals) to exceed our finance costs (interest and dividend expenses) before we pay any income-based incentives. It is the opinion of the Compensation Committee that the use of a circuit breaker in the annual bonus program helps ensure that a minimum level of financial performance is reached at the corporate level by severely limiting bonus payouts if such corporate performance is lacking.

Clawback Policy

Our Board, at the recommendation of the Compensation Committee, has adopted a clawback policy in regard to payouts under our annual bonus program. If the Company restates all or a significant portion of its financial statements, the Board may, in its discretion, cancel any unpaid portion or require reimbursement of any paid portion of compensation awarded to any participant if: (i) the amount of the bonus was calculated based on the achievement of financial results that were subsequently the subject of a material restatement of our financial statements, and (ii) the amount of the bonus that would have been awarded to the participant, had the financial results been properly reported, would have been lower than the amount actually awarded. Additionally, if any participant engages in misconduct related to the bonus program, the Board may take such actions as it deems appropriate to address the misconduct, including cancellation of any unpaid portion or requiring reimbursement of any paid portion of compensation awarded to that participant, as well as other disciplinary actions.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has historically made annual grants of long-term stock-based incentive awards to our named executive officers (and other members of management), including grants of restricted stock, restricted stock units and performance shares. Long-term incentives are used by the Compensation Committee to: (i) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods; (ii) ensure that each named executive officer’s total compensation package includes a longer-term at-risk component of pay; (iii) align compensation incentives with long-term stockholder interests; and (iv) provide our named executive officers with long-term retention incentives. When making our annual equity-based awards to our named executive officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (i) our financial performance in the prior fiscal year; (ii) historical award data; (iii) compensation practices at peer group companies; and (iv) each named executive officer’s respective individual performance, prior experience and levels of responsibility with, and contributions to, the Company.

For fiscal 2012, the Compensation Committee further increased our emphasis on performance-based awards as shown in the following table. This shift in the mixture of our long-term incentive awards is intended to further enhance our pay-for-performance focus and provide better alignment with long-term stockholder interests. In addition, the Compensation Committee implemented three-year cliff vesting for all of our service-based awards, instead of our prior three-year pro rata vesting.

Long-Term Incentive Award	Relative Percentage in 2011	Relative Percentage in 2012
Service-based restricted stock or units	33 1/3%	25%
Performance-based restricted stock or units	66 2/3%	75%

Long-term incentive grants to date have been made under our 2006 Incentive Plan but also may be made under our 2010 Value Creation Rewards Plan, as approved by our Board and stockholders in 2010. Forfeitures of certain previous stock-based grants have allowed us to make additional grants under the 2006 Incentive Plan.

Restricted Stock and Restricted Stock Units

On January 12, 2012, the Compensation Committee awarded shares of restricted stock or restricted stock units, as indicated below, under our 2006 Incentive Plan to our named executive officers in the following amounts:

Joseph M. Gingo	23,318 shares
Joseph J. Levanduski	4,607 shares
Bernard Rzepka	5,867 units
Gustavo Pérez	3,020 units
David C. Minc	3,919 shares

For fiscal 2012, the Compensation Committee awarded our non-U.S. named executive officers awards of stock-settled restricted stock units, as compared to restricted stock, based upon certain tax treatment considerations. Awards of restricted stock units will be settled on a 1-for-1 basis upon vesting in shares of our common stock. For fiscal 2012, the Compensation Committee modified the vesting methodology for our awards of time-based restricted stock from three-year pro rata vesting to three-year cliff vesting. It is the opinion of the Compensation Committee that this change in vesting methodology will further enhance the retention focus of our long-term incentive awards and will help align our long-term equity program with progressing industry standards. During the restriction period, named executive officers may exercise full voting rights associated with their shares of restricted stock, although named executive officers receiving restricted stock units have no voting rights during the restriction period. In addition, during the restriction period, we will hold all dividends paid with respect to shares of restricted stock represented by the respective grant until all restrictions on the underlying restricted stock have lapsed by vesting. With regard to awards of restricted stock units, such units provide for dividend equivalent rights entitling executives to a payment equal to the amount of any cash dividends that are declared and paid during the restriction period upon the vesting of such units.

Performance Shares and Performance Units

In connection with the grant of restricted stock, the Compensation Committee also awarded performance shares and performance units to our named executive officers under the 2006 Incentive Plan, in the following amounts:

Joseph M. Gingo	174,880	performance shares (87,440 with dividend rights)
Joseph J. Levanduski	34,536	performance shares (17,268 with dividend rights)
Bernard Rzepka	43,990	performance units (21,995 with dividend rights)
Gustavo Pérez	22,646	performance units (11,323 with dividend rights)
David C. Minc	29,376	performance shares (14,688 with dividend rights)

For fiscal 2012, the Compensation Committee awarded our non-U.S. named executive officers awards of performance units, as compared to performance shares, based upon certain tax treatment considerations. Under the 2006 Incentive Plan, performance shares and performance units give the recipient the right to receive a specified number of shares of our common stock only if certain terms and conditions are met. Specifically, performance shares/units awarded may vest on January 12, 2015 based on the following performance criteria: (i) with respect to one-half of each executive’s performance shares/units, our performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index (the “Index”), as measured by TSR from January 12, 2012 to January 12, 2015 (the “Performance Period”); and (ii) with respect to the remaining one-half of each executive’s performance shares/units, our achievement of certain absolute ROIC metrics for the Performance Period. All performance shares/units that vest at the end of the Performance Period will be settled in shares of our common stock and any performance shares/units that do not vest will be forfeited. The Compensation Committee believes that the Index contains a broad sample of companies that are generally presented with similar challenges as faced by the Company and that this Index provides an accurate benchmark to measure management’s long-term performance.

With respect to TSR-based performance shares/units, the shares/units represented by the awards will vest based on the following relative performance, and will be interpolated for results between the designated levels of relative performance:

Relative Performance of Total Shareholder Return to Peer Group Companies	Vesting Percent for Positive Company Total Shareholder Return	Vesting Percent for Negative Company Total Shareholder Return
< Peer 25th Percentile	0%	0%
= Peer 37.5th Percentile	25%	0%
= Peer 50th Percentile	50%	25%
≥ Peer 75th Percentile	100%	50%

With respect to ROIC-based performance shares/units, the shares/units represented by the awards will vest based on the following relative performance, and will be interpolated for results between the designated levels of relative performance:

Company Return on Invested Capital	Vesting Percent
< 11.00%	0%
= 11.00%	25%
= 12.10%	50%
≥ 14.00%	100%

With regard to dividend rights, performance shares and units are allocated one-half of any cash dividends that are declared and paid during the Performance Period with respect to grant shares or units, although such dividends are held by us, subject to the same terms and conditions as the related performance shares or units, and vest and are settled in cash only if, when and to the extent the related performance shares or units vest and are settled in the same proportion as such vesting and settlement. In the event a performance share or unit is forfeited, the related dividends are also forfeited.

Circuit Breaker for Performance Shares and Performance Units

We use a secondary circuit breaker for our TSR-based performance awards based on achieving positive TSR for the three-year comparative performance period. As shown in the table above, if our TSR is negative during that period, our TSR-based performance shares and units will vest only if our TSR for that period exceeds the 50th percentile of our peer group (instead of the 25th percentile threshold vesting level for positive TSR), and the vesting rates over the 50th percentile will be reduced by 50% from what would otherwise have applied for positive TSR.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results during the second quarter of each fiscal year. Because the information in these earnings releases has not yet been incorporated into the market price of our common stock, the Compensation Committee has historically set the grant date as of the fifth business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making awards and the value of the awards to our named executive officers, the Compensation Committee believes that this practice helps to ensure that information in its possession when determining award grants is reflected in the grant date stock price. The Compensation Committee currently plans to continue this policy for future grants.

Retirement and Other Benefits

The retirement and benefits program components of our executive compensation program includes: (i) payment of limited perquisites and other personal benefits; (ii) participation in a 401(k) plan in the same manner as other employees; and (iii) participation in a non-qualified retirement plan. We also maintain other post-retirement benefit plans, such as health care plans and life insurance benefits, for certain of our U.S. employees, including certain of our named executive officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are to: (1) provide the named executive officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment and income received from us; and (2) reward the named executive officers for continued service with us.

Periodically, the Compensation Committee reviews how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee considers competitive market practices and the costs of each of these programs and weighs those costs against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2012 retirement and benefits program for the named executive officers are discussed individually below.

Perquisites and Personal Benefits

We provide limited personal benefits to our named executive officers. To promote the long-term health and service of our executive team, we require that each executive officer undergo a complete physical examination at least once every other year for which we reimburse the associated costs. During fiscal 2012, we reimbursed Messrs. Gingo, Minc and Pérez for such physical examinations. We provide Mr. Rzepka with certain automobile, and fuel and insurance costs, which we believe are consistent with executive compensation practices in Europe. We also provided Mr. Pérez with certain automobile, fuel and insurance costs, as well as the reimbursement of certain living expenses which we determined to be appropriate given Mr. Pérez’ significant travel obligations in managing our Americas business segment from our Company’s offices in both Mexico and Houston, Texas.

401(k) Plan

We previously maintained a qualified defined-contribution retirement plan with a 401(k) plan investment option (the “Retirement Plan”) for certain of our U.S.-based employees, pursuant to which the Board of Directors, in its discretion, could authorize the payment of contributions to the Retirement Plan trust to be allocated among participants. Effective September 1, 2009, we transferred each participant’s Retirement Plan trust balance to their respective direct 401(k) plan account, subject to the vesting criteria previously utilized for Retirement Plan trust contributions. During fiscal 2012, we provided a matching contribution of up to 5% of each 401(k) plan account participant’s base salary for contributions made to their 401(k) account. Matching contributions made to the 401(k) plan accounts for our U.S. named executive officers during the fiscal 2012 year are reported in the Summary Compensation Table located on page 37 of this proxy statement.

Non-Qualified Retirement Plan

We also maintain a non-qualified retirement plan for certain of our North American executives (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of

401(k) plan participants in order to provide such participants with benefits not otherwise available to them due to certain tax-law driven compensation limitations. The Non-Qualified Plan is the same as the Retirement Plan except that it is intended to address issues associated with qualified plan contribution limits for highly-compensated individuals. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change-in-Control (as defined in the Non-Qualified Plan), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change-in-Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the S&P 500. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of our North American named executive officers for fiscal year 2012 are disclosed in the Summary Compensation Table located on page 37 of this proxy statement. The Compensation Committee believes that maintaining this plan helps to maintain the competitiveness of our retirement package.

European Retirement Plans

We maintain defined benefit plans for certain of our foreign employees. During fiscal 2012, Mr. Rzepka participated in such defined benefit plans on the same non-discriminatory basis as other foreign employees who are participants. Additional information for these plans can be found in the Pension Benefits Table located on page 43 of this proxy statement and the accompanying narrative description.

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

During fiscal 2011, we entered into an amended and restated employment agreement with Joseph M. Gingo, the Company’s President and Chief Executive Officer (the “Amended Gingo Agreement”). Among other things, the Amended Gingo Agreement provided for Mr. Gingo’s retention through December 31, 2014 and eliminated partial excise tax gross up provisions. During fiscal 2011, we also entered into an employment agreement with Joseph J. Levanduski to retain him as our Vice President, Chief Financial Officer and Treasurer. The material provisions of the Amended Gingo Agreement and the Levanduski Agreement are discussed under Employment Agreement of Mr. Gingo and Employment Agreement of Mr. Levanduski beginning on page 44 and page 45, respectively, of this proxy statement.

The Compensation Committee believes that these two employment agreements help protect our stockholders’ interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from these two key executives even in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. Our employment agreements provide certain protections in the event of a change-in-control event, but provide payments to an executive only if their employment is terminated as a result of, or within a specified period after, a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive additional compensation merely as a result of a change-in-control (i.e., a single trigger) and believes that these employment agreements provide Mr. Gingo and Mr. Levanduski with adequate protection to ensure that change-in-control offers will be evaluated in the best interests of stockholders without fear of job elimination without compensation in connection with a transaction.

The Compensation Committee recognizes, however, that these employment agreements may have the effect of discouraging a takeover attempt because such a transaction would constitute a change-in-control and could require increased compensation expense.

In addition to the use of these two employment agreements, the Compensation Committee has authorized the use of separate change-in-control agreements with certain other key executive personnel. While the Compensation Committee believes that it is in our best interest to retain most of our employees on an “at will” basis, the Committee also recognizes that we will not be able to retain key personnel without providing certain protections in the event of a change-in-control. Like the change-in-control provisions utilized in our employment agreements, all of our change-in-control agreements provide payments to covered employees only if his or her employment is terminated as a result of, or within a specified period after, a change-in-control. The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive personnel to perform during such offers in an appropriate fashion. We have entered into such change-in-control agreements with Messrs. Rzepka, Pérez and Minc. The material provisions of the change-in-control agreements covering Messrs. Rzepka, Pérez and Minc are discussed under Change-in-Control Agreements on page 47 of this proxy statement.

Equity Plans

Under the terms of our 2006 Incentive Plan, unless specified otherwise in the associated award agreement or in a separate employment or change-in-control agreement: (i) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change-in-Control (as such terms are defined in the 2006 Incentive Plan); and (ii) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change-in-Control. If we conclude that any payment or benefit due to a named executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), we will consider the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code, and to the extent that such a substitution is not feasible, or the payments and benefits due to the participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Pursuant to the terms of our 2002 Equity Incentive Plan, upon the occurrence of a Change-in-Control (as such term is defined in the 2002 Equity Incentive Plan), unless we determine otherwise in a participant’s award agreement: (i) all stock options shall become immediately vested and exercisable; (ii) any restrictions imposed on restricted stock or restricted stock units shall lapse; (iii) the vesting of all awards denominated in shares of common stock shall be accelerated and be paid out within 30 days following the Change-in-Control; (iv) awards denominated in cash shall be paid to participants in cash within 30 days following the Change-in-Control; and (v) all awards shall become non-cancelable (i.e., such awards cannot be cancelled without the participant receiving appropriate compensation as determined by the Compensation Committee).

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of our various compensation components and seeks to structure our executive compensation programs in a tax efficient manner, but in a manner consistent with its stated compensation philosophy.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits us from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our named executive officers, unless certain conditions are met. Exceptions are made for qualified performance-based compensation, among other things. As part of its role, the

Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefit decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are necessary to achieve its compensation philosophy and objectives.

Nonqualified Deferred Compensation

Section 409A of the Code and the final regulations adopted thereunder impose certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain.

Accounting Standards Codification No. 718

When determining amounts of long-term incentive grants to the named executive officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification No. 718, Share-Based Payment, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Stock Ownership Guidelines, Holding Requirements and Other Stock Ownership Policies

The Compensation Committee has adopted stock ownership guidelines for our directors and executive officers since 2006. These guidelines require that, within a five-year period from the date a person becomes an executive officer, the Chief Executive Officer will maintain stock ownership in value equal to approximately five times his base salary, and the other executive officers will maintain stock ownership in value equal to approximately three times their respective base salaries. Directors are required to attain and hold stock ownership in value equal to approximately five times their base retainer within a five year period from the date of their election or appointment to the Board of Directors. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers and directors as required to be reported in a proxy statement.

The Compensation Committee has included two additional components to help further the effectiveness of our stock ownership guidelines in aligning the interests of our executive officers and directors with the long-term interests of our stockholders. First, the Compensation Committee incorporated a mandatory holding component which requires that all common stock received from equity awards (net of taxes) be held until guideline ownership levels are met and maintained. Second, the Compensation Committee added a mandatory stock purchase component that requires all executive officers and directors who do not satisfy, or who are not demonstrating sustained progress toward satisfying, their share ownership guidelines to use at least 50% of their annual incentive compensation or director fees, net of personal income taxes, to purchase our common stock, until that person attains compliance with the guidelines. To help facilitate this requirement, during fiscal year 2012 we adopted an Executives and Directors Stock Ownership Guidelines Compliance Program (“EDSOP”) which provides executive officers and directors with a convenient method to directly purchase our common stock at its fair market value with their annual incentive compensation payments or director retainer fees.

In addition to these requirements, the Company prohibits our executives and directors from pledging our stock, purchasing our stock on margin, or engaging in short sales as prohibited transactions under our insider trading procedures.

As of November 8, 2012, all directors and named executive officers except for Messrs. Rzepka and Pérez were in, or on track to attain, compliance with our stock ownership guidelines. Messrs. Rzepka and Pérez are currently not on track to obtain stock ownership compliance primarily because until fiscal year 2011, long-term incentive awards for our non-U.S. executives had been settled in cash due to certain foreign tax law considerations. Consistent with our current stock ownership guidelines and our policies regarding tracking toward compliance, it is expected that Messrs. Rzepka and Pérez will use 50% of their annual incentive compensation paid in fiscal 2013 after taxes to purchase shares of our common stock. Both Messrs. Rzepka and Pérez participate in our EDSOP for this purpose.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee directors. Generally, the Compensation Committee structures director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise and, in part, to provide directors with compensation that is tied to the performance of our common stock. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the goal of the Compensation Committee to position overall director compensation at a median market level, similar to the philosophy for employee compensation.

During fiscal 2012, upon consultation and review with Pay Governance, the Compensation Committee determined that its current director compensation program continued to satisfy its intended goal of positioning total director compensation at the median market level and that no changes were warranted. For fiscal 2012, all non-employee directors received an annual director cash retainer of $60,000 and shares of fully vested and unrestricted common stock with an approximate grant date fair value of $80,000 per director based on a 30-day trailing average trading price of our common stock, for targeted total annual compensation of $140,000. Additionally, the Compensation Committee approved the payment of the following cash retainers to directors with additional duties: (i) $20,000 for the lead independent director; (ii) $17,500 for the Audit Committee chair; (iii) $12,500 for the Compensation Committee chair; and (iv) $10,000 for all other committee chairs. Mr. Gingo, who is currently the only employee director, does not receive additional compensation for service on our Board of Directors. Director compensation for fiscal 2012 is more fully reflected in the Director Compensation table located on page 50 of this proxy statement.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, as part of our ERM process, management and the Compensation Committee review all of our employee compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. The Compensation Committee believes that our governance and organizational structures, in conjunction with risk-mitigation elements contained within our compensation program, allows us to continue to objectively assess risk as it relates to all employee compensation programs and plans. Such risk-mitigation elements include but are not limited to the following: circuit breakers in our annual and long-term incentive plans; consistent benchmarking in establishing our overall compensation structure and elements; share ownership guidelines and holding period requirements; clawback policy for bonus payments; the total mix of our compensation programs, including significant at-risk vesting portions of our long-term incentives; consistent timing of our equity grants; use of performance metrics consistent with short-term and long-term strategic focuses; use of multiple performance metrics differentiated between our annual bonus and long-term incentive plans; consistent application of certain of our annual and long-term performance metrics across business segments and geographic regions; and availability of discretion to adjust executives’ bonus compensation downward to reflect personal performance issues. Based upon the results of our ERM assessment during fiscal 2012, the Compensation Committee determined that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on the Company. For more information regarding our ERM process, see the discussion provided under Board’s Role in Risk Oversight beginning on page 10 of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

John B. Yasinsky (Chair)

Gregory T. Barmore

David G. Birney

James A. Mitarotonda

Ernest J. Novak, Jr.

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of: (i) Joseph M. Gingo, President, Chief Executive Officer and Chairman of the Board; (ii) Joseph J. Levanduski, Vice President, Chief Financial Officer and Treasurer; (iii) Bernard Rzepka, General Manager and Chief Operating Officer – EMEA; (iv) Gustavo Pérez, General Manager and Chief Operating Officer – Americas; and (v) David C. Minc, Vice President, Chief Legal Officer and Secretary.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Joseph M. Gingo	2012	$830,833	—	$2,436,386	—	$597,860	—	$91,836	(5)	$3,956,915
President, Chief Executive	2011	$804,320	—	$2,168,163	—	$615,600	—	$134,608		$3,722,691
Officer and Chairman of the	2010	$775,920	$250,000	$2,696,668	—	$900,067	—	$66,153		$4,688,808
Board

Joseph J. Levanduski(6)	2012	$374,917	—	$481,188	—	$140,336	—	$24,124	(7)	$1,020,566
Vice President, Chief	2011	$83,111	—	$246,002	—	$31,216	—	$4,156		$364,485
Financial Officer and Treasurer

Bernard Rzepka(8)	2012	$401,350	—	$612,892	—	$169,594	$454,423	$67,414	(9)	$1,705,673
General Manager and Chief	2011	$440,325	—	$619,182	—	$326,932	$(289,826)	$100,557		$1,197,170
Operating Officer — EMEA	2010	$427,885	—	—	—	$356,476	$738,375	$44,501		$1,567,237

Gustavo Pérez(10)	2012	$308,400	—	$315,505	—	$183,815	—	$35,158	(11)	$842,877
General Manager and Chief	2011	$300,000	—	$295,371	—	$89,832	—	$37,002		$722,205
Operating Officer — Americas

David C. Minc	2012	$330,000	—	$409,302	—	$118,140	—	$23,745	(12)	$881,187
Vice President, Chief Legal	2011	$287,200	—	$382,083	—	$154,873	—	$28,814		$852,970
Officer and Secretary	2010	$266,667	—	$254,037	—	$165,873	—	$14,428		$701,005

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. As further shown in the Grants of Plan-Based Awards table located on page 39 amounts for performance-based vesting awards granted during fiscal 2012 were determined using (i) the maximum level award (250% of target) for all TSR-based incentive performance awards, and (ii) the target level award for all ROIC-based incentive performance awards. Assumptions used in the calculation of these amounts are also included in Note 10 “Incentive Stock Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

(2)	There were no grants of stock options during the fiscal years 2012, 2011 or 2010.

(3)	The amounts for 2012 in this column represent compensation awarded under our annual bonus plan based on performance during fiscal 2012. In addition, for Messrs. Rzepka and Pérez, amounts also include $69,118 and $56,446, respectively, paid in fiscal 2012 from the vesting of time-based cash awards granted in fiscal 2009 and 2010. In fiscal 2009 and 2010, Messrs. Rzepka and Pérez were each granted time-based cash awards (Mr. Rzepka: 2010 — $100,629, 2009 — $106,725; Mr. Pérez: 2010 — $125,103, 2009 — $44,229), which vest, subject to continued employment, in one-third increments on the first three anniversaries of the award grant date.

(4)	Amounts reflect the change in pension value for each reporting year for Mr. Rzepka. As further described in the Pension Benefits table located on page 43, as well as under European Retirement Plans located on page 44, Mr. Rzepka participates in a pension plan that is generally available to certain of our European employees.

(5)

For Mr. Gingo, amount includes: (i) $22,500 in matching contributions by the Company into Mr. Gingo’s 401(k) plan account; (ii) $29,042 in Company contributions to the Non-Qualified Plan; (iii) $29,183 of dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2012; and (iv) $11,111 in expenses incurred as a result of a mandatory physical examination.

(6)	Mr. Levanduski’s salary, stock awards and non-equity incentive compensation for fiscal year 2011 were reflective of his appointment on June 10, 2011.

(7)	For Mr. Levanduski, amount includes: (i) $17,113 in matching contributions by the Company into Mr. Levanduski’s 401(k) plan account; (ii) $6,246 in Company contributions to the Non-Qualified Plan; and (iii) $765 of dividends paid on restricted stock for which the restrictions lapsed in fiscal 2012.

(8)	The data for Mr. Rzepka, excluding Stock Awards, was translated to U.S. dollars from the Euro using a 12-month average rate of 1.23996 for fiscal year 2012, 1.3899 for fiscal year 2011, and 1.3644 for fiscal year 2010. Mr. Rzepka received raises to his base salary rate of 3% in 2012 and 1% in each of 2011 and 2010, without accounting for changes in the exchange rate.

(9)	For Mr. Rzepka, amount includes: (i) $1,188 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2012; (ii) $32,452 in certain vehicle and insurance expenses; and (iii) $33,774 for unused vacation days.

(10)	Mr. Pérez became an executive officer on December 9, 2010.

(11)	For Mr. Pérez, amount includes: (i) $566 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2012; (ii) $12,168 in certain vehicle and vehicle insurances expenses; (iii) $8,532 in certain housing-related expenses; (iv) $11,967 for the payment of certain life and medical insurance premiums; and (v) $1,903 in expenses incurred as a result of a mandatory physical examination.

(12)	For Mr. Minc, amount includes: (i) $12,365 in matching contributions by the Company into Mr. Minc’s 401(k) plan account; (ii) $4,000 in Company contributions to the Non-Qualified Plan; (iii) $5,329 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2012; and (iv) $2,051 in expenses incurred as a result of a mandatory physical examination.

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Board Approval Date	Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Joseph M. Gingo	10/04/2011	10/04/2011	$83,500	$835,000	$1,670,000	—	—	—	—	—
	01/12/2012	12/08/2011	—	—	—	17,488	34,976	87,440	—	$1,116,609	(2)
	01/12/2012	12/08/2011	—	—	—	17,488	34,976	87,440	—	$791,857	(3)
	01/12/2012	12/08/2011	—	—	—	—	—	—	23,318	$527,920	(4)
Joseph J. Levanduski	10/04/2011	10/04/2011	$19,600	$196,000	$392,000	—	—	—	—	—
	01/12/2012	12/08/2011	—	—	—	3,454	6,907	17,268	—	$220,512	(2)
	01/12/2012	12/08/2011	—	—	—	3,454	6,907	17,268	—	$156,374	(3)
	01/12/2012	12/08/2011	—	—	—	—	—	—	4,607	$104,302	(4)
Bernard Rzepka(5)	10/04/2011	10/04/2011	$23,530	$235,308	$470,616	—	—	—	—	—
	01/12/2012	12/08/2011	—	—	—	4,399	8,798	21,995	—	$280,876	(6)
	01/12/2012	12/08/2011	—	—	—	4,399	8,798	21,995	—	$199,187	(7)
	01/12/2012	12/08/2011	—	—	—	—	—	—	5,867	$132,829	(4)
Gustavo Pérez	10/04/2011	10/04/2011	$15,420	$154,200	$308,400	—	—	—	—	—
	01/12/2012	12/08/2011	—	—	—	2,265	4,529	11,323	—	$144,595	(6)
	01/12/2012	12/08/2011	—	—	—	2,265	4,529	11,323	—	$102,537	(7)
	01/12/2012	12/08/2011	—	—	—	—	—	—	3,020	$68,373	(4)
David C. Minc	10/04/2011	10/04/2011	$16,500	$165,000	$330,000	—	—	—	—	—
	01/12/2012	12/08/2011	—	—	—	2,938	5,875	14,688	—	$187,566	(2)
	01/12/2012	12/08/2011	—	—	—	2,938	5,875	14,688	—	$133,010	(3)
	01/12/2012	12/08/2011	—	—	—	—	—	—	3,919	$88,726	(4)

(1)	Amount reflects achievement of a threshold level of performance at the lowest weighted performance level for each metric by each named executive officer under our 2012 annual bonus plan.

(2)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 of this proxy statement based on TSR. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these performance share awards. This simulation resulted in a grant date fair value of $12.77 for the performance share and performance unit awards granted on January 12, 2012.

(3)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 based on ROIC. The grant date fair value of these performance shares was computed using the target level award in column (g) as the estimate of the probable outcome of the performance-vesting conditions and was calculated using the closing price of our common stock on the date of grant of $22.64 per share; however, the number of shares granted at the target level for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of January 12, 2012 of $21.44.

(4)	Award of restricted stock which vests on the third anniversary of the award grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $22.64 per share.

(5)	The Estimated Possible Payouts Under Non-Equity Incentive Plan Awards for Mr. Rzepka were translated from Euros to U.S. dollars using a 12-month average of 1.23996.

(6)	Award of performance units, the terms of which are described under Performance Shares and Performance Units beginning on page 29 of this proxy statement based on TSR. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these performance share awards. This simulation resulted in a grant date fair value of $12.77 for the performance share and performance unit awards granted on January 12, 2012.

(7)	Award of performance units, the terms of which are described under Performance Shares and Performance Units beginning on page 29 based on ROIC. The grant date fair value of these performance units was computed using the target level award in column (g) as the estimate of the probable outcome of the performance-vesting conditions and was calculated using the closing price of our common stock on the date of grant of $22.64 per share; however, the number of shares granted at the target level for these annual long-term incentive plan equity awards was determined using the average trading value of our common stock for the 30-day period preceding the grant date of January 12, 2012 of $21.44.

2012 Named Executive Officer Compensation Components

Base Salary

In fiscal 2012, the Compensation Committee continued to implement its base salary positioning philosophy of attempting to position executive officer base salaries at or near the 50th percentile of our peers, whether by increasing incrementally base salaries falling below the median target or by managing toward the median any base salaries that exceeded the peer market median. Base salary increases to our named executive officers in fiscal 2012 were consistent with guidelines approved for all employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) peer market median alignment which is our target for all of our employees, or (iii) local laws applicable to certain international executives. Mr. Levanduski, the Company’s chief financial officer, received a base salary increase of approximately 5% during fiscal year 2012 to move his base salary closer toward the market median for chief financial officers in our 2012 Peer Group. In targeting our executives’ base salary range at the 50th percentile, the Compensation Committee believes that the Company is able to properly motivate our executive officers and fulfill the Company’s goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy, with a majority of the our executive compensation structure comprised of at-risk components.

Annual Bonuses

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured in order to determine the cash performance bonus that may be earned by each named executive officer for that year, including the maximum cash bonus each will be eligible to receive. The bonuses that each of the named executive officers could have earned are set forth in the Grants of Plan-Based Awards table located on page 38 of this proxy statement, and the bonuses actually paid are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page 37.

In October 2011, the Compensation Committee established the target bonus awards for each of the named executive officers and established that each executive’s total bonus opportunity would be based on attainment of various levels of specified corporate performance metrics. Fiscal 2012 bonus targets for each named executive officer are disclosed on page 26 of this proxy statement.

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for 2012, the Compensation Committee sought to use metrics that were consistent with the Company’s short and long term corporate financial and strategic goals, thereby maintaining consistent management focus, and that were also believed to be key drivers of stockholder value. Under these objectives, the Compensation Committee established the following corporate performance metrics for 2012: (i) consolidated net income; (ii) operating income; and (iii) days of working capital, excluding certain unusual, one-time in nature items. For Messrs. Gingo, Levanduski, and Minc, the Compensation Committee determined that each of their respective annual bonus opportunities would be measured by our consolidated worldwide operations, with corporate net income receiving a 50% weighting, corporate operating income receiving a 30% weighting and corporate days of working capital receiving a 20% weighting. For Mr. Rzpeka, as Chief Operating Officer of our EMEA business segment, the Compensation Committee determined that his annual bonus opportunity would be based on both our worldwide operations and the Company’s EMEA segment, with the following metric weighting: (1) EMEA operating income — 50%; (2) consolidated worldwide net income — 30%; and (3) EMEA days of working capital — 20%. For Mr. Pérez, as Chief Operating Officer of our Americas business segment, the Compensation Committee determined that his annual bonus opportunity would be based on both our worldwide operations and our Americas segment, with the following metric weighting: (1) Americas operating income — 50%; (2) consolidated worldwide net income — 30%; and (3) Americas days of working capital — 20%.

For all directly reporting executive officers, Mr. Gingo has been granted the discretion to recommend increases or decreases in annual bonus awards based on an executive’s individual performance during the fiscal year. Specifically, Mr. Gingo may adjust annual bonus payouts for all directly reporting executive officers down to $0 or up to 200% of their target award based on individual performance relative to personal objectives established at the beginning of the fiscal year and desired behaviors. However, the total amount of all bonus payments, including all discretionary adjustments, cannot exceed the total amount determined by application of our objective performance metrics. It is the Compensation Committee’s opinion that this limited discretionary flexibility in administering the annual bonus plan is critical to either help reward exceptional individual efforts that are not otherwise captured by formulaic application of the bonus plan, and thereby help retain the continued commitment of key performers, or to reduce payments to executive officers who individually (or whose area of responsibility) underperformed, regardless of the formulaic bonus plan payouts. For fiscal 2012, Mr. Gingo did not recommend any such adjustments.

For fiscal 2012, we utilized our budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a bonus at the targeted award. The maximum bonus level for consolidated worldwide corporate performance of 200% of target was set at approximately 120% of the budget. The Compensation Committee believes that its targets are challenging but achievable with successful management performance. For a description of the effects of our fiscal 2012 corporate performance on our annual bonus payments, see pages 27-28 of the Compensation Discussion and Analysis.

Long-Term Incentives

In fiscal 2012, the Compensation Committee awarded shares of restricted stock and restricted stock units, as well as grants of performance shares and performance units to our named executive officers, the amounts of which are set forth in column (i) in the Grants of Plan-Based Awards table located on page 38 of this proxy statement. For a detailed discussion of the vesting criteria for such awards, see pages 29-30 of the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Joseph M. Gingo	—	—	—	—	—	45,421	(3)	$1,103,276	87,440	(4)	$2,123,918
	—	—	—	—	—	—		—	58,960	(5)	$1,432,138
	—	—	—	—	—	—		—	54,000	(6)	$1,311,660
Joseph J. Levanduski	—	—	—	—	—	6,839	(7)	$166,119	17,268	(4)	$419,440
	—	—	—	—	—	—		—	5,019	(5)	$121,912
Bernard Rzepka	10,000	—	—	$18.02	10/21/2013	9,610	(8)	$233,427	21,995	(4)	$534,259
	—	—	—	—	—	—		—	16,837	(5)	$408,971
Gustavo Pérez	—	—	—	—	—	4,806	(9)	$116,738	11,323	(4)	$550,071
	—	—	—	—	—	—		—	8,032	(5)	$195,097
David C. Minc	—	—	—	—	—	7,907	(10)	$192,061	14,688	(4)	$356,772
	—	—	—	—	—	—		—	10,390	(5)	$252,373
	—	—	—	—	—	—		—	10,066	(6)	$244,503

(1)	Market value computed using $24.29, the closing share price of the common stock on August 31, 2012.

(2)	Awards presented based upon achievement of target performance goals because, as a result of interpolation, “threshold” vesting is a nominal amount.

(3)	Awards of service-based restricted stock, the vesting of which will occur as follows: (i) 9,000 shares on January 12, 2013; (ii) 6,551 shares on January 12, 2013 and 6,552 shares on January 12, 2014; and (iii) 23,318 shares on January 12, 2015.

(4)	Awards of performance shares or performance units granted during fiscal 2012 that will vest, if at all, on January 12, 2015. The terms and conditions of vesting for performance shares/units of which is described in Performance Shares and Performance Units beginning on page 29 of this proxy statement.

(5)

Awards of performance shares or units granted during fiscal 2011 that will vest, if at all, on January 12, 2014, based either upon a measurement of TSR relative to a peer group of similar companies from the award grant date, or target levels of ROIC. Specifically, on January 12, 2014: (1) with respect to two-thirds of each executive’s performance shares, our TSR performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as measured from January 12, 2011 to January 12, 2014 (“Evaluation Period”); and (2) with respect to the remaining one-third of each executive’s performance shares, the achievement of certain absolute ROIC targets by the Company during the applicable performance period. With respect to each type of performance shares, no shares will vest if relative performance is below the 25th percentile, 100% will vest if relative performance is at the 50th percentile and 200% will vest if relative performance is at or above the 75th percentile. All performance shares that do not vest on January 12, 2014 will be forfeited. With regard to dividend rights, we utilize two types of performance shares: (a) shares that provide the award recipient with dividend rights during the Performance Period; and (b) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, we hold all dividends paid on the underlying shares of common stock and awards such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

(6)	Awards of performance shares or units granted during fiscal 2010 that will vest, if at all, on January 12, 2013, based upon a measurement of TSR and ROIC relative to a peer group of similar companies from the award grant date. Specifically, on January 12, 2013: (1) with respect to 50% of each executive’s performance shares, our TSR performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as from January 12, 2010 to January 12, 2013 (“Evaluation Period”); and (2) with respect to the remaining 50% of each executive’s performance shares, our performance relative to the average ROIC of the same group of peer companies in the S&P Special Chemicals Index for the Evaluation Period. With respect to each type of performance shares, no shares will vest if relative performance is below the 25th percentile, 100% will vest if relative performance is at the 50th percentile and 200% will vest if relative performance is at or above the 75th percentile. All performance shares that do not vest on January 12, 2013 will be forfeited. With regard to dividend rights, we utilize two types of performance shares: (a) shares that provide the award recipient with dividend rights during the Performance Period; and (b) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, we hold all dividends paid on the underlying shares of common stock and awards such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

(7)	Awards of service-based restricted stock, the vesting of which will occur as follows: (i) 1,116 shares on each of June 10, 2013 and 2014; and (ii) 4,607 shares on January 12, 2015.

(8)	Awards of service-based restricted stock units, the vesting of which will occur as follows: (i) 1,871 units on January 12, 2013; (ii) 1,872 units on January 12, 2014; and (iii) 5,867 units on January 12, 2015.

(9)	Awards of service-based restricted stock units, the vesting of which will occur as follows: (i) 893 shares of which will vest on each of January 12, 2013 and 2014; and (ii) 3,020 units on January 12, 2015.

(10)	Awards of service-based restricted stock, the vesting of which will occur as follows: (i) 1,678 shares on January 12, 2013; (ii) 1,155 shares on each of January 12, 2013 and 2014; and (iii) 3,919 shares on January 12, 2015.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Joseph M. Gingo	—	—	23,085	(1)	$522,644
Joseph J. Levanduski	—	—	1,116	(2)	$20,724
Bernard Rzepka	—	—	1,871	(3)	$42,359
Gustavo Pérez	—	—	892	(4)	$20,195
David C. Minc	—	—	4,199	(5)	$95,065

(1)	These awards include the following awards of shares of time-based restricted stock that vested on January 12, 2012 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.64: (i) 7,534 shares from a fiscal year 2009 grant; (ii) 9,000 shares from a fiscal year 2010 grant; and (iii) 8,551 shares from a fiscal year 2011 grant.

(2)	These shares of time-based restricted stock vested on June 10, 2012 from a 2011 fiscal year grant with a value realized upon vesting based on the closing price of the common stock on the vesting date of $18.57.

(3)	These awards include 1,871 time-based restricted stock units that vested on January 12, 2012, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.64.

(4)	These awards include 892 time-based restricted stock units that vested on January 12, 2012, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.64.

(5)	These awards include the following awards of shares of time-based restricted stock that vested on January 12, 2012 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.64: (i) 1,678 shares from a fiscal year 2009 grant; (ii) 1,367 shares from a fiscal year 2010 grant; and (iii) 1,154 shares from a 2011 grant.

Summary of Equity Awards Vesting in Fiscal 2012

During fiscal 2012, equity awards subject to vesting for our named executive officers consisted of: (i) time-based restricted stock and restricted stock units granted in calendar years 2009 through 2011; and (ii) performance shares and performance restricted stock units granted in calendar 2009. The time-based restricted stock and restricted stock units vested based upon each named executive officer’s continued employment through the vesting date. All vested time-based restricted stock units were settled in cash in an amount equal to the fair market value of a share of our common stock on the applicable vesting date on a 1-to-1 basis. With regard to the performance shares and performance-based restricted stock units granted in 2009, none of those awards vested in fiscal 2012 because our TSR for the three-year performance period ending on January 12, 2012 failed to attain the 25th percentile of peer S&P Specialty Chemical companies (which was the threshold level for vesting purposes). Our three-year TSR for that performance period was at the 21st percentile of our peers, so all such performance shares and performance units were forfeited.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joseph M. Gingo	N/A	—	—	—
Joseph J. Levanduski	N/A	—	—	—
Bernard Rzepka	A. Schulman GmbH Kerpen Pension Plan	19	$1,816,070(1)	—
Gustavo Pérez	N/A	—	—	—
David C. Minc	N/A	—	—	—

(1)	The value presented for Mr. Rzepka was converted from Euros to U.S. dollars at a 12-month average rate of 1.239996. Assumptions include age 65 commencement, no decrements for either death or termination prior to age 65, Heubeck 2005 Generational mortality after 65 and a discount rate of 3.50% at August 31, 2012.

European Retirement Plans

For Mr. Rzepka, his pension benefits are calculated at a rate of 0.8% of his final pensionable salary up to the applicable social security pension ceiling per year of service with a maximum of 20% and an additional 1.6% of pensionable salary for that portion exceeding the social security pension ceiling, with a maximum of 60%. Under German law, Mr. Rzepka’s benefits under the plan are fully vested and include a widow’s pension of 50% of the amount payable. If Mr. Rzepka’s employment terminates prior to his reaching age 65, his benefits would be reduced based upon his total years of service divided by the number of years of service he would need to reach age 65. Mr. Rzepka’s spouse is entitled to receive 50% of his pension upon his death in service or during retirement.

Non-Qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Joseph M. Gingo	—	$29,042	—	$16,912	$161,676
Joseph J. Levanduski	—	$6,246	—	—	$6,246
Bernard Rzepka	—	—	—	—	—
Gustavo Pérez	—	—	—	—	—
David C. Minc	—	$4,000	—	$570	$8,738

(1)	Column contains contributions by the Company in the last fiscal year under the Non-Qualified Plan. Amounts shown are included in the All Other Compensation column shown in the Summary Compensation Table located on page 37.

(2)	Earnings in this column represent estimated earnings on the Non-Qualified Plan, which are based upon the performance of the S&P 500. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

For a narrative discussion of our non-qualified retirement plan, see pages 31-32 of the Compensation Discussion and Analysis.

Employment Agreements

We currently maintain employment agreements with certain members of our senior executive personnel. Of the named executive officers, we have entered into employment agreements only with Messrs. Gingo and Levanduski, the material terms of which are outlined below. We do not currently maintain employment agreements with Messrs. Rzepka, Pérez and Minc, although each of them have executed a change-in-control agreement with the Company, the material terms of which are described below.

Employment Agreement of Mr. Gingo

On May 19, 2011, we entered into the Amended Gingo Agreement to extended Mr. Gingo’s employment as the Company’s President and Chief Executive Officer through the end of December 31, 2014. Under the terms of the Amended Gingo Agreement, Mr. Gingo is entitled to a base salary of $810,000, which may be increased during the term of the Amended Gingo Agreement at the discretion of the Board of Directors. Mr. Gingo also continues to be eligible for participation in our annual bonus program for senior executives, with a target level of 100% of base salary and leverage ranging from zero to 200% based upon performance metrics to be established by the Compensation Committee. In addition, Mr. Gingo continues to be eligible to receive fringe benefits made generally available to our executives in accordance with Company policies and remains eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Gingo’s employment during the term of the Amended Gingo Agreement, Mr. Gingo may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Gingo or by reason of Mr. Gingo’s death or Disability (as such terms are defined in the Amended Gingo Agreement). In the event the Company terminates Mr. Gingo’s employment without Cause or Mr. Gingo elects a Resignation for Cause prior to the expiration of the Amended Gingo Agreement and prior to a Change-in-Control, Mr. Gingo shall receive: (i) his salary for the remaining term of the Amended Gingo Agreement; (ii) a bonus for each year of the remaining term, which shall be equal to the greater of (1) $490,000 or (2) the average annual bonus during the most recent three calendar years of Mr. Gingo’s employment with the Company; and (iii) compensation attributable to equity awards (at the target grant value) that would have otherwise been issued through the remainder of the term. In the event Mr. Gingo is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Gingo’s salary for 24 months to a designated beneficiary. In the event that Mr. Gingo becomes Disabled, the Company shall pay Mr. Gingo 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Gingo, although the 60% payments shall continue for the remainder of the 24-month period.

In the event Mr. Gingo is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Gingo without Good Reason (as such terms are defined in the Amended Gingo Agreement), Mr. Gingo shall be paid a lump sum amount equal to three times: (1) Mr. Gingo’s base salary immediately in effect prior to the occurrence of the triggering event; and (2) the average annual bonus earned by Mr. Gingo in the immediately preceding three fiscal years. Additionally, Mr. Gingo shall receive compensation attributable to equity awards (at the target grant value) that would have otherwise been issued through the remainder of the term of the Amended Gingo Agreement and shall continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) from the date of termination through the remainder of the term.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Amended Gingo Agreement, for a period of one year following any termination of Mr. Gingo’s employment, Mr. Gingo shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Pursuant to the terms of the Amended Gingo Agreement, Mr. Gingo is no longer entitled to receive a tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to Mr. Gingo pursuant to the Amended Gingo Agreement or any other plan, program or arrangement maintained by the Company would constitute a “parachute payment” within the meaning of Section 280G of the Code, Mr. Gingo is entitled to receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by Mr. Gingo on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Employment Agreement with Joseph J. Levanduski

On June 10, 2011, we entered into the Levanduski Agreement to retain Mr. Levanduski as our Vice President, Chief Financial Officer and Treasurer. The term of the Levanduski Agreement commenced on June 10, 2011 and ends on December 31, 2014, at which time Mr. Levanduski will become an at-will employee.

Under the terms of the Levanduski Agreement, Mr. Levanduski is provided a fixed annual base salary of $371,500 which may not be decreased except as a result of Disability, as such term is defined in the Levanduski Agreement but which may be increased, from time to time, by the Board of Directors. Mr. Levanduski is eligible to participate in our annual bonus program for senior executives, with a target level of 50% of base salary and leverage ranging from zero to 200% based upon the achievement of various financial goals and operating metrics, as well as an assessment of Mr. Levanduski’s individual performance. Mr. Levanduski is also eligible to receive fringe benefits made generally available to our executives in accordance with our Company policies and is eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Levanduski’s employment during the term of the Levanduski Agreement, Mr. Levanduski may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Levanduski or by reason of Mr. Levanduski’s death or Disability (as such terms are defined in the Agreement). In the event the Company terminates Mr. Levanduski’s employment without Cause or Mr. Levanduski elects a Resignation for Cause prior to the expiration of the Agreement and prior to a Change-in-Control, Mr. Levanduski shall receive: (i) his salary for the remaining term of the Agreement; (ii) a bonus on each October 31 during the remaining term of the Agreement in an amount equal to $185,750; (iii) pro rata vesting of any outstanding equity award which has time-based vesting; and (iv) pro rata vesting of any outstanding equity award which has performance-based vesting, if, and only if, at the end of the applicable performance period the performance criteria for each performance-based award is achieved. In the event Mr. Levanduski is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Levanduski’s salary for 24 months to a designated beneficiary. In the event that Mr. Levanduski becomes Disabled, the Company shall pay Mr. Levanduski 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Levanduski, although the 60% payments shall continue for the remainder of the 24-month period.

In the event Mr. Levanduski is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Levanduski without Good Reason (as such terms are defined in the Agreement), Mr. Levanduski shall be paid a lump sum amount equal to two times the sum of: (1) the higher of Mr. Levanduski’s base salary (a) in effect immediately prior to the Change-in-Control event or (b) in effect on the date of notice of his termination; and (2) the higher of (x) the annual bonus earned by Mr. Levanduski in respect of the Company’s fiscal year immediately preceding that in which the date of termination occurs, (y) the average annual bonus earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs or (z) $185,750. Additionally, Mr. Levanduski shall receive certain insurance benefits for 18 months from the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Levanduski Agreement, for a period of one year following any termination of Mr. Levanduski’s employment, Mr. Levanduski shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Levanduski Agreement, Mr. Levanduski is not entitled to receive a tax gross up for any excise tax imposed upon him under Sections 280G and 4999 of the Code or the Treasury Regulations promulgated thereunder. In the event that any payments or benefits paid or payable to Mr. Levanduski pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then Mr. Levanduski shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Change-in-Control Agreements

On May 19, 2011, we entered into change-in-control agreements (the “Change-in-Control Agreements”) with certain of our executive officers, including Bernard Rzepka, Gustavo Pérez, and David C. Minc, which superseded and replaced all current and expired change-in-control agreements previously executed by the Company with respect to such persons and other participating executives. In connection with the implementation of these agreement, the total number of executives with change-in-control agreements was reduced from 73 to 29.

As executed, the term of the Change-in-Control Agreements commenced on May 19, 2011 and will end on December 31, 2014. The Change-in-Control Agreements are structured as double-trigger agreements and provide that in the event (i) a covered executive is terminated by the Company during a Change-in-Control Protection Period without Cause, or (ii) a covered executive resigns from the Company during a Change-in-Control Protection Period for Good Reason (as such terms are defined in the Change-in-Control Agreements), such covered executive shall be entitled to the following: (1) continued payment of compensation and the provision of benefits through the date of termination; (2) an amount equal to any accrued, but unused vacation days; (3) a lump sum amount equal to two times the sum of (a) the covered executive’s base salary for the calendar year immediately preceding the year in which the date of termination occurs, and (b) the covered executive’s annual target bonus for the fiscal year in which termination occurs; and (4) the continuation of certain insurance benefits for a period of 18 months after the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Change-in-Control Agreements, in the event that a covered executive becomes entitled to receive compensation under their respective Change-in-Control Agreement, then for a period of one year such covered executive shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Change-in-Control Agreements, covered executives are not entitled to receive a tax gross up for any excise tax imposed upon them under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to a covered executive pursuant to their Change-in-Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such covered executive shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Potential Payments Upon Termination or Change-In-Control

Pursuant to the terms of each named executive officer’s respective employment or change-in-control agreement, each named executive officer is entitled to certain benefits upon their separation from service with the Company, depending on the nature of such separation from service. The following table represents amounts or benefits that would be payable or owed to each of the named executive officers upon termination of their employment as a result of the scenarios indicated in each column, assuming the termination occurred on August 31, 2012.

Compensation Components	Retirement or Voluntary Termination(1)	Death or Disability(2)	Involuntary Termination with Cause(3)	Involuntary Termination Without Cause(4)	Termination upon Change-in- Control(5)
For Joseph M. Gingo
Severance	—	$1,002,000	—	$5,121,333	$4,008,000
Health/Welfare Benefits(6)	—	—	—	$36,341	$36,341
Incentive Plan Based Awards
Restricted Stock Awards	$1,099,820	$1,956,011	—	$1,099,820	$10,838,708
Retirement Benefits
401(k) Plan	$250,127	$259,328	$250,127	$250,127	$250,127
Non-Qualified Plan(7)	$161,676	$161,676	$161,676	$161,676	$161,676

Total	$1,511,623	$3,379,015	$411,803	$6,669,297	$15,294,852

For Joseph J. Levanduski
Severance	—	$470,400	—	$2,090,667	$1,568,000
Health/Welfare Benefits(6)	—	—	—	$4,064	$4,064
Incentive Plan Based Award
Restricted Stock Awards	$—	$252,461	—	$85,133	$1,248,846
Retirement Benefits
401(k) Plan	$58,029	$58,029	$58,029	$58,029	$58,029
Non-Qualified Plan(7)	$6,246	$6,246	$6,246	$6,246	$6,246

Total	$64,275	$787,136	$64,275	$2,244,139	$2,885,185

For Bernard Rzepka (8)
Severance	—	—	—	—	$1,411,848
Health/Welfare Benefits(6)	—	—	—	—	$34,164
Incentive Plan Based Awards
Cash Awards	$—	$33,543	—	—	$436,047
Stock Options	$83,300	$83,300	—	$83,300	$83,300
Restricted Stock Awards	$—	$468,824	—	—	$2,119,885
Retirement Benefits
Pension Plan	$1,816,070	$1,816,070	$1,816,070	$1,816,070	$1,816,070

Total	$1,899,370	$2,401,737	$1,816,070	$1,899,370	$5,901,314

For Gustavo Pérez
Severance	—	—	—	—	$925,200
Health/Welfare Benefits(6)	—	—	—	—	$33,363
Incentive Plan Based Awards
Cash Awards	$—	$41,701	—	—	$125,103
Restricted Stock Awards	$—	$231,297	—	—	$1,057,004

Total	$—	$272,998	$—	$—	$2,140,670

For David C. Minc
Severance	—	—	—	—	$990,000
Health/Welfare Benefits(6)	—	—	—	—	$19,317
Incentive Plan Based Awards
Restricted Stock Awards	$194,808	$340,364	—	—	$1,899,357
Retirement Benefits
401(k) Plan	$170,754	$170,754	$170,754	$170,754	$170,754
Non-Qualified Plan(7)	$8,378	$8,378	$8,378	$8,378	$8,378

Total	$373,940	$519,496	$179,132	$179,132	$3,087,806

(1)	The Company considers normal retirement age to be 60 years of age, therefore, Messrs. Levanduski, Rzepka and Pérez would not be eligible for retirement at August 31, 2012. A portion of restricted stock awards are released upon retirement. The number of time-based restricted stock awards released is determined by the time elapsed since the date of grant. The portion of any outstanding performance-based awards released is also based on the time elapsed since the date of grant; however, such awards will be released only at the end of the vesting period if the performance criteria has been met. All options vest upon retirement. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2012 of $24.29. For Messrs. Levanduski, Rzepka and Pérez, information is presented based on a voluntary resignation, in which case any cash bonus or non-vested equity award is forfeited and they would only be entitled to vested retirement benefits and the right to exercise vested options.

(2)	The severance amount is a lump sum payment equal to 60% of the base salary for 24 months. All time-based restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all time-based restricted stock outstanding for the named executive officers. The portion of any outstanding performance-based awards released is based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon death or disability. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2012 of $24.29.

(3)	The Company does not provide for any severance when termination occurs with cause. Under the 2006 Incentive Plan, all restricted stock awards are cancelled upon termination with cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise.

(4)	The severance benefits for Messrs. Gingo and Levanduski reflect the severance compensation provided under each of their respective employment agreements. Generally, under the 2006 Incentive Plan, all restricted stock awards are cancelled upon termination without cause. However, with respect to Messrs. Gingo and Levanduski, a portion of their restricted stock awards are released upon termination without cause as provided under each of their respective employment agreements. The number of time-based restricted stock awards released is determined by the time elapsed since the date of grant. The portion of any outstanding performance-based awards released is also based on the time elapsed since the date of grant; however, such awards will be released only at the end of the vesting period if the performance criteria has been met. The value of such equity awards was calculated using the closing price of the common stock on August 31, 2012 of $24.29.

(5)	Severance benefits determined pursuant to each named executive officer’s respective employment/change-in-control agreement. Upon a change-in-control, all equity awards become fully vested regardless of whether there is a subsequent termination. All time-based restricted stock awards are considered fully vested upon a change-in-control, therefore, the amount reflects the value of all restricted stock awards outstanding for the named executive officers. All performance criteria included in the vesting terms of any outstanding equity awards are deemed to have been met as of the date of a change-in-control. All options vest immediately upon a change-in-control. Amount assumes all options will be exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2012 of $24.29.

(6)	In the event of termination following a change-in-control, each named executive officer is eligible to 36 months of life, disability, accident and health insurance without cost. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event.

(7)	Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment and full vesting after seven years of employment. In addition, upon a change-in-control, participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable.

(8)	The amounts for Mr. Rzepka were calculated using primarily Euro amounts, which were converted to U.S. dollars using a 12-month average rate of 1.23996.

Director Compensation

The following table sets forth compensation information for each of our non-employee directors. Mr. Gingo, as an employee of the Company, receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Eugene R. Allspach	$60,000	$84,447	—	—	—	—	$144,447
Gregory T. Barmore	$60,000	$84,447	—	—	—	—	$144,447
David G. Birney	$70,000	$84,447	—	—	—	$4,650	$159,097
Howard R. Curd	$70,000	$84,447	—	—	—	$4,650	$159,097
Michael A. McManus, Jr.	$60,000	$84,447	—	—	—	$4,650	$149,097
Lee D. Meyer	$60,000	$84,447	—	—	—	$4,650	$149,097
James A. Mitarotonda	$60,000	$84,447	—	—	—	$4,650	$149,097
Ernest J. Novak, Jr.	$77,500	$84,447	—	—	—	$4,650	$166,697
Dr. Irvin D. Reid	$60,000	$84,447	—	—	—	$4,650	$149,097
John B. Yasinsky	$92,500	$84,447	—	—	—	$4,650	$181,597

(1)	Amounts shown reflect all fees earned or paid in cash for services as a director during fiscal 2012.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. However, the number of shares granted pursuant to these annual stock awards were based on a targeted value of $80,000, and were determined by the average trading value of our common stock for the 30-day period preceding the grant date. Assumptions used in the calculation of the amounts shown are included in Note 10 “Incentive Stock Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012.

(3)	During fiscal 2012, restricted stock units granted to directors serving in April 2009 vested in the amount of 2,500. Included in this column are the accrued dividends which were earned on the restricted stock units during the three year vesting period.

Director Compensation

Annual compensation of directors is comprised of a cash retainer in the amount of $60,000 and an award of shares of common stock at a targeted value of $80,000, based on the average trading value of our common stock for the 30-day period preceding the grant date. We have eliminated per meeting fees unless directors attend more than 24 meetings annually, in which case directors will receive $1,500 for each Board or Committee meeting attended. Additional cash retainers are provided for the following leadership positions on the Board of Directors: (i) Lead Independent Director — $20,000; (ii) Audit Committee Chair — $17,500; (iii) Compensation Committee Chair — $12,500; and (iv) all other Committee Chairs — $10,000. To more closely align with the term of office of our directors (which commences immediately following the annual meeting of stockholders, typically held in mid-December), we pay our director compensation on a calendar year basis, by paying a proportionate amount of the annual retainer fee at the beginning of each calendar quarter.

Directors may elect to participate in our EDSOP, which we implemented in fiscal 2012 to help facilitate compliance with our stock ownership guidelines. The EDSOP provides our directors and executive officers with a convenient method to directly purchase our common stock at its fair market value with their director retainer fees or annual incentive compensation payments, as the case may be. As of the end of fiscal 2012, one director participated in the EDSOP.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a director may elect to defer all or a portion of his or her director fees in a calendar year. Deferred director fees are credited to an account for each participating director (the “Account”) until the last day of each quarter (a “Valuation Date”). On each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the director had he or she actually owned shares of common stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of common stock on the Valuation Date. Upon the earlier of a director’s separation from service as a director, a change of control or a director’s disability (each a “Triggering Event”), units will be converted into cash and paid to the director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the common stock on the date prior to the date that payment is made. At present, no director participates in the Directors Plan.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the Audit Committee is responsible for overseeing the qualifications, independence and performance of, and the Company’s relationship with, its independent registered public accounting firm. The Audit Committee is comprised of five independent directors, as defined by applicable NASDAQ and Commission rules, and operates under a written charter adopted by the Board. The Audit Committee includes the following members of the Board of Directors: Ernest J. Novak, Jr. (Chair), Eugene R. Allspach, Howard R. Curd, Lee D. Meyer and Dr. Irvin D. Reid.

The Audit Committee has met, reviewed and discussed with management the consolidated financial statements of the Company for the fiscal year ended August 31, 2012, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with PricewaterhouseCoopers LLP, our registered independent public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AIC-PA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PricewaterhouseCoopers LLP provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with PricewaterhouseCoopers LLP any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and the Audit Committee has satisfied itself as to PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP, and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended August 31, 2012 be included in the Company’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be appointed as the Company’s independent registered public accounting firm for the 2013 fiscal year.

Audit Committee:

Ernest J. Novak, Jr., Chair

Eugene R. Allspach

Howard R. Curd

Lee D. Meyer

Dr. Irvin D. Reid

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the books, records and accounts of the Company and its subsidiaries for the fiscal year ending August 31, 2013. This selection is being presented to stockholders for ratification or rejection at the Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended August 31, 2012, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal Two will require the affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the Annual Meeting. In determining whether Proposal Two has received the requisite vote for approval, broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If Proposal Two is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as our independent registered public accounting firm, or if its engagement is otherwise discontinued, the Audit Committee will appoint another public auditor, the continued engagement of whom, after the Annual Meeting, will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered by PricewaterhouseCoopers LLP as independent registered public accounting firm for the 2012 and 2011 fiscal years.

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$2,817,000	$3,165,000
Audit-Related Fees(2)	$80,000	$137,000
Tax Fees(3)	$739,000	$1,196,000
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Company’s unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Company’s subsidiaries and consents to Commission filings.

(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to various due diligence considerations and other procedures.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax consulting and advice and domestic and international tax compliance and tax return preparation. For fiscal 2012, tax consulting fees were $285,000 and tax compliance fees were $454,000.

Pre-Approval of Fees

The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chair, provided that the pre-approval is reviewed by the full Audit Committee at its next regular meeting.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are providing stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of our named executive officers:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation philosophy is designed to provide a pay for performance compensation package, targeted at median market levels, to our named executive officers in order to attract, retain and motivate the key executives who are directly responsible for our continued success. We believe that this compensation philosophy, and the programs and policies approved and adopted by the Compensation Committee thereunder, has allowed us to attract and retain a talented executive management team which has provided successful leadership during the recent periods of economic turbulence and implementation of our significant acquisition and integration strategies.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of our named executive officers.

The proposal to approve the resolution regarding the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as being present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. Because this vote is advisory, it will not be binding on the Company or the Compensation Committee; however, the Board of Directors and the Compensation Committee will review the voting results and take into account the outcome of the vote when considering future executive compensation matters.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. Our By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to our corporate Secretary at: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly comes before the Annual Meeting, it is intended that shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

By order of the Board of Directors,

DAVID C. MINC

Vice President, General Counsel and Secretary

November 8, 2012

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  INTERNET – www.eproxy.com/shlm

         Use the Internet to vote your proxy until 12:00 p.m. (CT) on December 12, 2012.

   PHONE – 1-800-560-1965

         Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on December 12, 2012.

   MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your proxy Card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING

TO BE HELD ON DECEMBER 13, 2012

The proxy statement, Form 10-K for the year ended August 31, 2012 and the 2012 Annual Report to Stockholders are available at

http://www.proxydocs.com/shlm.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:	01 Eugene R. Allspach	05 Joseph M. Gingo	09 Ernest J. Novak, Jr.	☐ Vote FOR	☐ Vote WITHHELD
	02 Gregory T. Barmore	06 Michael A. McManus, Jr.	10 Dr. lrvin D. Reid	all nominees	from all nominees
	03 David G. Birney	07 Lee D. Meyer	11 John B. Yasinsky	(except as marked)
	04 Howard R. Curd	08 James A. Mitarotonda

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The ratification of the appointment of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2013.				☐ For ☐ Against ☐ Abstain

3. To approve, on an advisory basis, the proposal regarding A. Schulman’s executive compensation.				☐ For ☐ Against ☐ Abstain

4. The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS TWO AND THREE.

Address Change? Mark box, sign, and Indicate changes below: ☐				Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

A. SCHULMAN, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 13, 2012

10:00 A.M. Local Time

The Hilton Inn West

3180 West Market Street

Akron, Ohio 44333

A. Schulman, Inc. 3550 West Market Street Akron, Ohio 44333	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 13, 2012.

The undersigned hereby appoints JOSEPH M. GINGO, JOSEPH J. LEVANDUSKI, and DAVID C. MINC and each of them as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 13, 2012 and at any adjournment(s) and postponement(s) thereof, in the manner specified on this proxy and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate notice of annual meeting and proxy statement is acknowledged by return of this proxy or by voting via telephone or Internet in accordance with the instructions on the other side of this proxy.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or Internet you do not need to mail back this proxy.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE.

See reverse for voting instructions.